UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Barrett Business Services, Inc.

(Name of Registrant as Specified In Its Charter)

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BARRETT BUSINESS SERVICES, INC.

April 22, 2015

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Barrett Business Services, Inc., to be held at 2:00 p.m., Pacific Time, on Wednesday, May 27, 2015, at 8100 N.E. Parkway Drive, Suite 60, Vancouver, Washington 98662.

Matters to be presented for action at the meeting include the election of directors, approval of our new 2015 Stock Incentive Plan, ratification of the selection of our independent auditors, and an advisory vote to approve our executive compensation. We will also act on such other business as may properly come before the meeting or any postponements or adjournments thereof.

We look forward to speaking with those of you who are able to attend the meeting in person. Whether or not you can attend, please sign, date, and return your proxy as soon as possible, or follow the instructions for telephone or Internet voting on the accompanying proxy. If you do attend the meeting and wish to vote in person, you may revoke your proxy and vote personally.

Sincerely,

Michael L. Elich

President and Chief Executive Officer

BARRETT BUSINESS SERVICES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 27, 2015

You are invited to attend the annual meeting of stockholders (the “Annual Meeting”) of Barrett Business Services, Inc., a Maryland corporation (the “Company”), to be held at 8100 N.E. Parkway Drive, Suite 60, Vancouver, Washington 98662, on Wednesday, May 27, 2015, at 2:00 p.m., Pacific Time.

Only stockholders of record at the close of business on April 2, 2015, will be entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof.

The Annual Meeting is being held to consider and vote on the following matters:

1.	Election of six directors;

2.	Approval of the 2015 Stock Incentive Plan;

3.	Ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015;

4.	An advisory vote to approve our executive compensation; and

5.	The transaction of any other business that may properly come before the Annual Meeting or any postponements or adjournments thereof.

Please sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope, or follow the instructions on the proxy for telephone or Internet voting, to avoid the expense of further solicitation. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors

James D. Miller

Secretary

Vancouver, Washington

April 22, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 27, 2015:

The proxy statement for the 2015 annual meeting of stockholders and 2014 annual report to stockholders are available at http://BarrettBusinessServices.Investorroom.com.

BARRETT BUSINESS SERVICES, INC.

8100 N.E. Parkway Drive, Suite 200

Vancouver, Washington 98662

(360) 828-0700

PROXY STATEMENT

2015 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Barrett Business Services, Inc., a Maryland corporation (the “Company”), to be voted at the annual meeting of stockholders to be held on May 27, 2015 (the “Annual Meeting”), and any postponements or adjournments thereof. The proxy statement and accompanying form of proxy were first mailed to stockholders on approximately April 22, 2015.

VOTING, REVOCATION, AND SOLICITATION OF PROXIES

When a proxy in the accompanying form is properly executed and returned, the shares represented will be voted at the Annual Meeting in accordance with the instructions specified in the proxy. If no instructions are specified, the shares will be voted FOR Items 1, 2, 3 and 4.

If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote your shares (known as a “broker non-vote”) on non-routine matters under the New York Stock Exchange rules governing discretionary voting by brokers, including the election of directors, the approval our new 2015 Stock Incentive Plan, and the advisory vote to approve our executive compensation. Your broker may vote without instructions on the ratification of the selection of Moss Adams LLP as our independent registered public accounting firm for 2015. We encourage you to return your proxy promptly, or follow the instructions for telephone or Internet voting on the proxy, even if you plan to attend the Annual Meeting.

Any proxy given pursuant to this solicitation may be revoked by the person giving the proxy at any time prior to its exercise by written notice to the Secretary of the Company of such revocation, by a later-dated proxy received by the Company, or by attending the Annual Meeting and voting in person. The mailing address of the Company’s principal executive offices is 8100 N.E. Parkway Drive, Suite 200, Vancouver, Washington 98662. If your shares are held through a broker or other nominee, please follow their directions included with this proxy statement on how to vote your shares and, if necessary, how to change or revoke your voting instructions.

The solicitation of proxies will be made primarily by mail, but proxies may also be solicited personally or by telephone or other telecommunication by our directors and officers without additional compensation for such services. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to stockholders. All costs of solicitation of proxies will be borne by the Company.

OUTSTANDING VOTING SECURITIES

The close of business on April 2, 2015, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On the record date, the Company had 7,140,678 shares of Common Stock, $.01 par value (“Common Stock”) outstanding. Each share of Common

Stock is entitled to one vote at the Annual Meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting is required to constitute a quorum. Abstentions and broker non-votes, if any, will be considered present for purposes of determining the presence of a quorum.

ITEM 1 – ELECTION OF DIRECTORS

The directors will be elected at the Annual Meeting to serve until the next annual meeting of stockholders and until their successors are elected and qualify. Our Charter and Bylaws authorize the Board to set the number of positions on the Board within a range of three to nine, with the current number fixed at six. Vacancies on the Board, including vacancies resulting from an increase in the number of positions, may be filled by the Board for a term ending with the next annual meeting of stockholders and when a successor is duly elected and qualifies.

Provided that a quorum is present at the Annual Meeting, a nominee will be elected if the nominee receives the affirmative vote of a majority of the total votes cast on his election (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Each of our director nominees is currently serving on the Board. Even if a nominee who is currently serving as a director is not re-elected, Maryland law provides that the director would continue to serve on the Board as a “holdover director.” But under our Bylaws, if stockholders do not re-elect a director, the director is required to submit his resignation to the Board. In that event, our Nominating and Governance Committee (the “Nominating Committee”) would recommend to the Board whether to accept or reject the resignation. The Board would then consider and act on the Nominating Committee’s recommendation, publicly disclosing its decision and the reasons supporting it within 90 days following the date that the election results were certified.

A duly executed proxy will be voted FOR the election of the nominees named below, other than proxies marked to vote “against” or to “abstain” from voting on one or more nominees. Shares not represented in person or by proxy at the Annual Meeting, shares voted to “abstain,” and broker non-votes, if any, will have no effect on the outcome of the election of directors.

The Board recommends that stockholders vote FOR each of the nominees named below to serve as a director until the next annual meeting of stockholders and his successor is duly elected and qualifies. If for some unforeseen reason a nominee should become unavailable for election, the proxy may be voted for the election of such substitute nominee as may be designated by the Board.

The following table sets forth information with respect to each person nominated for election as a director, including their current principal occupation or employment and ages as of March 31, 2015. All of the nominees for election as directors are current Board members.

Name	Principal Occupation	Age	Director Since
Thomas J. Carley	Co-founder, Portal Capital, an investment management company	56	2000
Michael L. Elich	President and Chief Executive Officer of the Company	50	2011
James B. Hicks, Ph.D.	Research Professor, Cold Spring Harbor Laboratory, a nonprofit research institution in New York	68	2001
Roger L. Johnson	Founder and Managing Partner of Summa Global Advisors, LLC, an investment advisory firm	71	2006
Jon L. Justesen	Co-owner and Chief Executive Officer of Justesen Ranches located in eastern Oregon	63	2004
Anthony Meeker	Retired Managing Director of Victory Capital Management, Inc., Cleveland, Ohio, an investment management firm	75	1993

As discussed below under “Nominating and Governance Committee,” the Nominating Committee evaluates the Board’s membership from time to time in determining whether to recommend that incumbent directors be nominated for re-election. In this regard, the Nominating Committee considers whether the professional and educational background, business experience and expertise represented on the Board as a whole enables it to satisfy its oversight responsibilities in an effective manner.

The experience, qualifications, attributes and skills of each nominee that led the Nominating Committee to conclude that the individual should continue to serve as a director of the Company, including his business experience during the past five years, are described below.

Thomas J. Carley was President and Chief Financial Officer of Jensen Securities, a securities and investment banking firm in Portland, Oregon, for eight years until February 1998, when the company was sold to D.A. Davidson & Co. Thereafter, he was a research analyst at D.A. Davidson & Co. covering technology companies and financial institutions, as well as the Company, until December 1999. Mr. Carley was a private investor until July 2006, when he co-founded Portal Capital, an investment management company. Since July 2006, Mr. Carley has acted as principal of Portal Capital with responsibility for all of Portal Capital’s financial duties. He is also a director of Urth Organic LLC, a company that manufactures and sells an organic fertilizer. Mr. Carley has an MBA from the University of Chicago Graduate School of Business, with an emphasis in accounting and finance, and an A.B. degree in Economics from Dartmouth College.

Mr. Carley brings financial expertise to the Board through his prior experience in the areas of public accounting and financial analysis, including experience as an accountant with Price Waterhouse LLP, now known as PricewaterhouseCoopers LLP, and as chair of the Board’s Audit and Compliance Committee. Mr. Carley also assists in the oversight of the Company’s captive insurance subsidiaries.

Michael L. Elich joined the Company in October 2001 as Director of Business Development. He was appointed Vice President and Chief Operating Officer in May 2005. He was appointed interim President and Chief Executive Officer in January 2011 upon the death of William W. Sherertz. Effective February 17, 2011, Mr. Elich was elected to the Board and his position as President and Chief Executive Officer was confirmed. From 1995 to 2001, Mr. Elich served as Executive Vice President and Chief Operating Officer of Skills Resource Training Center, a staffing services company with offices in Oregon, Washington and Idaho later acquired by the Company in 2004. Mr. Elich graduated from Montana State University with a B.S. degree in Economic Science. He serves as a director of Tournament Golf Foundation, a non-profit organization that has donated more than $14 million to children’s charities since its inception in 1972.

Mr. Elich brings to the Board his deep knowledge of the Company’s operations and industry and significant management experience.

James B. Hicks is Research Professor of Cancer Genetics at Cold Spring Harbor Laboratory. He also serves as Vice President for Science and director of GenDx, Inc., a cancer diagnostic company based in New York. He is a co-founder and director of Virogenomics, Inc., a biotechnology company located in the Portland, Oregon metropolitan area, for which he previously served as Chief Technology Officer. Dr. Hicks was a director of AVI BioPharma, Inc., from 1997 until October 2007 and a member of AVI BioPharma, Inc.’s audit committee. Between 1990 and 2006, Dr. Hicks co-founded five biotech or internet companies. He completed a postdoctoral program at Cornell University, received a Ph.D. from the University of Oregon, and received a B.A. degree from Willamette University.

Through his experience with other public companies, Dr. Hicks provides valuable business and financial insight to the Board. He is chair of the Board’s Compensation Committee.

Roger L. Johnson has been the Managing Partner of Summa Global Advisors, LLC, since October 2008. He was a Principal of Coldstream Capital Management, Inc., a wealth management firm headquartered in Bellevue, Washington, from 2005 until 2008. Mr. Johnson was President and CEO of Western Pacific Investment Advisers, Inc., for 15 years until its acquisition by Coldstream in 2005. Mr. Johnson is an ROTC Distinguished Military Graduate of Gonzaga University, with a B.A. degree in Psychology and minors in business administration and philosophy. After college, Mr. Johnson was an Infantry Captain in the U.S. Army in Vietnam, where his assignments included serving as a platoon leader in the 101st Airborne Division, an infantry advisor, and a company commander. Mr. Johnson has 42 years of experience in the financial services industry, including extensive experience in asset allocation and portfolio management.

As a result of his involvement in the financial services industry, Mr. Johnson contributes his business, leadership and management perspectives as a director of the Company and chair of the Board’s Investment Committee.

Jon L. Justesen is co-owner and Chief Executive Officer of Justesen Ranches, which operates in four counties in two states. He is also owner and President of Buckhollow Ranch, Inc., and has 35 years of experience creating wealth as a private investor. During Mr. Justesen’s 40 plus years of successfully growing and managing agribusinesses in eastern Oregon, he has overseen operations involving timber, wheat and cattle production, property management and development, and resource-based recreational activities.

Mr. Justesen brings to the Board leadership and business management skills developed during his lifelong career managing substantial ranching operations. He also provides the Company with connections to potential customers through his personal network of business contacts developed in several geographic markets in which the Company operates. Mr. Justesen is chair of the Board’s Nominating Committee.

Anthony Meeker serves as Chairman of the Board. He retired in 2003 as a Managing Director of Victory Capital Management, Inc. (formerly known as Key Asset Management, Inc.), where he was employed for 10 years. Mr. Meeker is also a director of First Federal Savings and Loan Association of McMinnville, Oregon and was a director of Oregon Mutual Insurance Company until March 2012, serving on its audit, compensation and risk management committees, and as chair of its investment committee. He also serves on the board of two charitable organizations, Mid Valley Rehabilitation and Oregon State Capitol Foundation. From 1987 to 1993, Mr. Meeker was Treasurer of the State of Oregon. His duties as state treasurer included investing the assets of the state, including the then $26 billion state pension fund, managing the state debt, and supervising all cash management programs. Mr. Meeker also managed the workers compensation insurance reserve fund of the State Accident Insurance Fund, providing oversight to ensure adequate actuarial reserves. He received a B.A. degree from Willamette University.

Mr. Meeker’s experience in the insurance industry assists the Company in managing risk with respect to workers’ compensation and overseeing its captive insurance subsidiaries. Mr. Meeker also brings leadership skills and a unique insight as a result of his public service as state treasurer and service on other corporate boards.

Mr. Johnson and Mr. Justesen are first cousins.

The Board recommends that stockholders vote FOR each of the nominees named above.

Litigation Involving Directors and Officers

In November 2014, three purported class action lawsuits were filed in the United States District Court for the Western District of Washington against the Company and Michael L. Elich, our Chief Executive Officer, and James D. Miller, our Chief Financial Officer. The lawsuits alleged violations of the federal securities laws and asserted claims arising from the decline in the market price for our Common Stock following our announcement of a charge for increased workers compensation reserves expense. The lawsuits seek compensatory damages (in an amount to be determined at trial), plus interest, and costs and expenses (including attorney fees and expert fees). In February 2015, the court ordered consolidation of the three cases, as well as any new or other cases involving the same subject matter, into a single action for pretrial purposes.

Also in February 2015, the Company received a letter from counsel for an alleged stockholder accusing each of the Company’s directors and officers with having breached his fiduciary duties of loyalty and good faith based on the same facts as those alleged in the three lawsuits described above and also alleging that certain directors and officers made improper sales of Common Stock in 2013 and 2014. The letter asserts that the Company has sustained and continues to sustain damages, including the costs and expenses incurred in connection with the Company’s reserve strengthening process, reserve study and consultants, the cost of stock repurchases in October 2014, compensation paid to the Company’s officers, and costs of negotiating the Company’s credit facility with its principal lender. The letter demands that our Board of Directors take action against each of the Company’s officers and directors to recover these damages and the proceeds of sales of stock by the officers and directors during 2013 and 2014. The letter states that if the Board does not take these actions within a reasonable period, the stockholder will commence a shareholder derivative action on behalf of the Company.

For additional information regarding the foregoing claims, see Item 3 of our Annual Report on Form 10-K for the year ended December 31, 2014.

We have indemnification agreements with each of our current directors, under which we are generally required to indemnify each such director against expenses, including attorney fees, judgments, fines and settlements, arising from the claims described above (subject to certain exceptions, including liabilities resulting from conduct committed in bad faith or active and deliberate dishonesty or resulting in actual receipt of an improper personal benefit in money, property, or services). For a more detailed discussion of indemnification of our directors and officers, see “Related Person Transactions” below.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board held ten meetings in 2014. During 2014, each director attended at least 75 percent of the total number of the meetings of the Board and the meetings held by each committee of the Board on which he served.

The Company does not have a policy regarding directors’ attendance at the Company’s annual meeting of stockholders. All of the directors attended last year’s annual meeting.

The Board has determined that Messrs. Carley, Hicks, Johnson, Justesen, and Meeker are independent directors as defined in Rule 5605(a)(2) of the listing standards applicable to companies listed on The Nasdaq Stock Market.

Board Leadership Structure

Michael L. Elich has served as the Company’s Chief Executive Officer since January 20, 2011, and as a director since February 17, 2011. Anthony Meeker, a long-time outside director of the Company, serves as Chairman of the Board and as a non-voting member of each of the Board’s committees.

Each of our directors other than Mr. Elich, including each member of the Board’s audit, nominating and compensation committees, is an independent director under the Nasdaq listing rules. The outside directors also meet at least two times per year in executive session without the President and Chief Executive Officer or other management being present.

The Board believes that the Board leadership structure reflecting the separation of the Chairman and Chief Executive Officer positions serves the best interests of the Company and its stockholders by giving an independent director a direct and significant role in establishing priorities and the strategic direction and oversight of the Company. The Board believes that the manner in which it oversees risk management at the Company has not affected its leadership structure.

The Board’s Role in Risk Oversight

The Company’s management is responsible for identifying, assessing and managing the material risks facing the Company. The Board has historically performed an important role in the review and oversight of risk, and generally oversees risk management practices and processes. The Board, either as a whole or through the Audit and Compliance Committee (the “Audit Committee”) and other board committees, periodically discusses with management strategic and financial risks associated with the Company’s operations, their potential impact on the Company, and the steps taken to manage these risks.

While the Board is ultimately responsible for risk oversight, the Board’s committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk and discusses with management, the Company’s director of insurance, its outside actuarial consultants and actuaries, and its independent registered public accounting firm the Company’s policies and practices with respect to risk and particular areas of risk exposure, including with respect to the Company’s workers’ compensation liabilities and management of its captive insurance subsidiaries. The Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance and ethics programs. The Nominating Committee oversees the functioning of the Board and its committees as well as succession planning for the Company’s executive positions. The Compensation Committee monitors the Company’s incentive compensation programs to assure that management is not encouraged to take actions involving excessive risk. The Investment Committee oversees the investment advisers retained by the Company and monitors its investments in marketable securities and other financial instruments.

Audit and Compliance Committee

The Audit Committee reviews and pre-approves audit and legally-permitted non-audit services provided by the Company’s independent registered public accounting firm (the “independent auditors”), makes decisions concerning the engagement or discharge of the independent auditors, and reviews with management and the independent auditors the results of their audit, the adequacy of internal accounting controls, and the quality of financial reporting. The Audit Committee also oversees the Company’s Code of Business Conduct and Code of Ethics for Senior Financial Officers. It reviews for potential conflicts of interest, and determines whether or not to approve, any transaction by the Company with a director or officer (including their family members) that would be required to be disclosed in the Company’s annual proxy statement. The Audit Committee held five meetings in 2014.

The current members of the Audit Committee are Messrs. Carley (chair), Hicks and Johnson. The Board has determined that Thomas J. Carley is qualified to be an “audit committee financial expert” as defined by rules of the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”). The Board has also determined that each member of the Audit Committee, including Mr. Carley, meets the financial literacy and independence requirements for audit committee membership specified in applicable rules of the SEC under the Exchange Act and in listing standards applicable to companies listed on The Nasdaq Stock Market. The Audit Committee’s activities are governed by a written charter, a copy of which is available on the Company’s website at www.barrettbusiness.com in the “Investor Relations” section.

Compensation Committee

The Compensation Committee reviews the compensation of executive officers of the Company and makes recommendations to the Board regarding base salaries and other forms of compensation to be paid to executive officers, including decisions to grant options and other stock-based awards. The current members of the Compensation Committee are Dr. Hicks (chair) and Messrs. Carley and Justesen, each of whom is “independent” as defined in Rule 5605(a)(2) and Rule 5605(d)(2)(A) of the listing standards for companies listed on The Nasdaq Stock Market. The Compensation Committee held three meetings in 2014.

The Compensation Committee’s responsibilities are outlined in a written charter, a copy of which is available on the Company’s website at www.barrettbusiness.com in the “Investor Relations” section. The Compensation Committee is charged with carrying out the Board’s overall responsibilities relating to compensation of the Company’s executive officers and directors. Its specific duties include reviewing the Company’s cash incentive and equity compensation programs for executive officers and director compensation arrangements, and recommending changes to the Board as it deems appropriate. In the course of reviewing the Company’s compensation policies and practices, the Compensation Committee has considered whether the Company’s compensation program encourages employees to take risks that are reasonably likely to have a material adverse effect on the Company, and has concluded that such a result is unlikely.

The Chief Executive Officer reviews the performance of each executive officer (other than himself) and makes recommendations to the Compensation Committee regarding salary adjustments, stock-based awards and the satisfaction of performance goals for cash incentive bonuses. The Compensation Committee is responsible for annually evaluating the CEO’s performance and establishing his base and incentive compensation. The CEO is excused during discussions of his compensation. The Compensation Committee exercises its own discretion in accepting or modifying the CEO’s recommendations regarding the performance and compensation of the Company’s other executive officers. The Compensation Committee also administers the Company’s stock incentive plans.

The Compensation Committee, as it deems appropriate and as permitted by applicable law, may delegate its responsibilities to a subcommittee. The Compensation Committee has delegated authority, within specified limits, to the CEO to make stock-based awards in his discretion to corporate and branch personnel who are not executive officers under the Company’s 2009 Stock Incentive Plan.

Under its charter, the Compensation Committee has the sole authority to retain the services of outside consultants to assist it in making decisions regarding executive compensation and other compensation matters for which it is responsible. During 2013, the Compensation Committee retained Mercer, a nationally-recognized compensation consultant, to provide advice regarding the Company’s executive compensation plans, policies and practices. Before engaging Mercer, the Compensation Committee solicited information from Mercer regarding any potential conflicts of interest and determined that no conflicts existed.

During 2013, a partner at Mercer attended two meetings of the Compensation Committee. As discussed in more detail under “Executive Compensation – Compensation Discussion and Analysis” below, Mercer provided advice to the Compensation Committee regarding the composition of an appropriate industry peer group and benchmarks to assist in analyzing the Company’s competitive position with respect to executive compensation and market survey data supporting compensation packages. Mercer also assisted the Compensation Committee in developing the structure, parameters and components of performance-based annual cash incentive compensation, which culminated in the adoption of a new Annual Cash Incentive Award Plan in March 2014. The performance goals under the new plan were approved by the stockholders at the 2014 annual meeting. The Compensation Committee did not seek advice from Mercer or another outside compensation consultant during 2014.

Nominating and Governance Committee

The Nominating Committee evaluates and recommends candidates for nomination by the Board in director elections and otherwise assists the Board in determining and evaluating the composition of the Board and its committees. The Nominating Committee is also responsible for developing corporate governance policies, principles and guidelines for the Company. The current members of the Nominating Committee are Messrs. Justesen (chair), Carley and Johnson. The Nominating Committee held one meeting in 2014.

The Board has determined that each current member of the Nominating Committee is an independent director as defined in Rule 5605(a)(2) of the listing standards applicable to companies listed on The Nasdaq Stock Market. The Nominating Committee is governed by a written charter, which is available on the Company’s website at www.barrettbusiness.com in the “Investor Relations” section.

The Nominating Committee does not have any specific, minimum qualifications for director candidates. In evaluating potential director nominees, the Nominating Committee will consider:

•	The candidate’s ability to commit sufficient time to the position;

•	Professional and educational background that is relevant to the financial, regulatory, and business environment in which the Company operates;

•	Demonstration of ethical behavior;

•	Whether the candidate contributes to the goal of bringing diverse perspectives, business experience, and expertise to the Board; and

•	The need to satisfy independence and financial expertise requirements relating to Board and committee composition.

The Nominating Committee relies on its periodic evaluations of the Board in determining whether to recommend nomination of current directors for re-election. Whenever the Nominating Committee is required to identify new director candidates, because of a vacancy or a decision to expand the Board, the Nominating Committee will poll current directors for suggested candidates. The Nominating Committee has not hired a third-party search firm to date, but has the authority to do so if it deems such action to be appropriate. The Nominating Committee does not have a policy in place for considering diversity in identifying nominees for director.

Once potential candidates are identified, the Nominating Committee will conduct interviews with the candidates and perform such investigations into the candidates’ background as the Nominating Committee deems appropriate.

The Nominating Committee will consider director candidates suggested by stockholders for nomination by the Board. Stockholders wishing to suggest a candidate to the Nominating Committee should do so by sending the candidate’s name, biographical information, and qualifications to: Nominating Committee Chair c/o James D. Miller, Secretary, Barrett Business Services, Inc., 8100 N.E. Parkway Drive, Suite 200, Vancouver, Washington 98662. Candidates suggested by stockholders will be evaluated by the same criteria and process as candidates from other sources.

DIRECTOR COMPENSATION FOR 2014

The following table summarizes compensation paid to the Company’s outside directors for services during 2014. No outside director received perquisites or other personal benefits with a total value exceeding $10,000 during 2014.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	All Other Compensation	Total
Thomas J. Carley	$73,750	$49,958	$—	$123,708
James B. Hicks, Ph.D.	$71,250	$49,958	$—	$121,208
Roger L. Johnson	$68,750	$49,958	$—	$118,708
Jon L. Justesen	$66,250	$49,958	$—	$116,208
Anthony Meeker	$90,000	$49,958	$—	$139,958

(1)	Directors (other than directors who are full-time employees of the Company, who do not receive directors’ fees) are entitled to receive an annual retainer payable monthly in cash. The annual retainer is $50,000 for each independent director other than the Chairman of the Board, whose annual retainer is $90,000, while committee chairs and committee members receive annual retainers as follows: Audit Committee, $15,000 and $7,500; Compensation Committee, $10,000 and $5,000; Nominating and Governance Committee, $7,500 and $3,750; and Investment Committee, $7,500, and $3,750.
(2)	Reflects the grant date fair value of 1,021 restricted stock units (“RSUs”) granted to each director using the closing share price on the grant date, July 1, 2014, of $48.93 per share. Each RSU represents a contingent right to receive one share of the Company’s common stock. The RSUs vest in four equal annual installments beginning on July 1, 2015, and will be settled by delivery of unrestricted shares of common stock on the vesting date.
(3)	At December 31, 2014, each of the Company’s outside directors held a total of 3,016 RSUs. Also as of that date, the Company’s outside directors held stock options as follows: Mr. Carley, 5,875 shares; Dr. Hicks, 18,750 shares; Mr. Johnson, 9,000 shares; Mr. Justesen, 12,750 shares; and Mr. Meeker, 12,250 shares.

CODE OF ETHICS

The Company has adopted a Code of Ethics for Senior Financial Officers (“Code of Ethics”), which is applicable to the Company’s principal executive officer, principal financial officer, and principal accounting officer. The Code of Ethics focuses on honest and ethical conduct, the adequacy of disclosure in financial reports of the Company, and compliance with applicable laws and regulations. The Code of Ethics is included as part of the Company’s Code of Business Conduct, which is generally applicable to all of the Company’s directors, officers, and employees. The Code of Business Conduct is available on the Company’s website at www.barrettbusiness.com in the “Investor Relations” section.

STOCK OWNERSHIP BY PRINCIPAL STOCKHOLDERS

AND MANAGEMENT

Beneficial Ownership Table

The following table sets forth information regarding the beneficial ownership of Common Stock as of April 2, 2015, by each director, by each executive officer and by all directors and executive officers of the Company as a group. In addition, it provides information about each other person or group known to the Company to own beneficially more than 5 percent of the outstanding shares of Common Stock.

Unless otherwise indicated, all shares listed as beneficially owned are held with sole voting and dispositive power.

	Amount and Nature of Beneficial Ownership(1)		Percent
Names and Addresses of 5 Percent Beneficial Owners

JPMorgan Chase & Co.(2)	776,396		10.9%
Heartland Advisors, Inc.(3)	631,580		8.8%
BlackRock, Inc.(4)	445,369		6.2%

Names of Directors and Executive Officers

Gerald R. Blotz	11,164		*
Thomas J. Carley	29,373	(5)	*
Michael L. Elich	103,330		1.4%
James B. Hicks, Ph.D.	26,300		*
Roger L. Johnson.	12,499		*
Jon L. Justesen	35,748		*
Anthony Meeker	16,144	(5)	*
James D. Miller	44,902		*
Gregory R. Vaughn	104,684		1.4%
All directors and executive officers as a group (9 persons)	384,144		5.2%

*	Less than 1% of the outstanding shares of Common Stock.
(1)	Includes options to purchase Common Stock exercisable within 60 days following April 2, 2015, as follows: Mr. Blotz, 9,439 shares; Mr. Carley, 3,375 shares; Mr. Elich, 47,500 shares; Dr. Hicks, 16,250 shares; Mr. Johnson, 6,500 shares; Mr. Justesen, 10,250 shares; Mr. Meeker, 8,250 shares; Mr. Miller, 27,500 shares; Mr. Vaughn, 81,908 shares; and all directors and executive officers as a group, 210,972 shares.
(2)	Based on information contained in the Schedule 13G amendment filed on January 13, 2015, by JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017, reporting sole voting power as to 660,116 shares, sole dispositive power as to 774,441 shares, and shared voting and dispositive power as to 55 shares.
(3)	Based on information contained in the Schedule 13G filed on February 13, 2015, by Heartland Advisors, Inc., and its Chairman, William J. Nasgowitz, 789 North Water Street, Milwaukee, Wisconsin 53202, reporting shared voting power as to 608,335 shares and shared dispositive power as to 631,580 shares, including 500,000 shares or 7.0% of the outstanding Common Stock, held by the Heartland Value Fund, a series of the Heartland Group, Inc., a registered investment company.
(4)	Based on information contained in the Schedule 13G amendment filed on January 30, 2015, by BlackRock, Inc., 55 East 52nd Street, New York, New York 10022, reporting sole voting power as to 429,108 shares and sole dispositive power as to 445,369 shares.
(5)	Includes shares pledged as collateral for margin accounts with brokerage firms as follows: Mr. Carley, 21,998 shares; and Mr. Meeker, 750 shares.

Anti-Hedging Policy

The Company has adopted an Anti-Hedging Policy, which is applicable to the Company’s directors and executive officers, and prohibits them from directly or indirectly engaging in hedging against future declines in the market value of any Company securities through the purchase of financial instruments designed to offset such risk. Executive officers and directors who fail to comply with the policy are subject to Company-imposed sanctions, which may include a demotion in position, reduced compensation, restrictions on future participation in cash or equity incentive plans, or termination of employment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act (“Section 16”) requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the SEC by Section 16 “reporting persons,” including directors, executive officers, and certain holders of more than 10% of the outstanding Common Stock. To the Company’s knowledge, based solely on a review of the copies of Forms 3, 4 and 5 (and amendments thereto) filed with the SEC and written representations by the Company’s directors and executive officers, all Section 16 reporting persons complied with all applicable Section 16(a) filing requirements during 2014 on a timely basis, other than one late report filed by Greg Vaughn, an executive officer of the Company, reporting the exercise of an option to purchase 7,541 shares of Common Stock.

Stock Ownership Guidelines For Non-Employee Directors

The Board has adopted stock ownership guidelines such that each non-employee director is expected to own shares of BBSI common stock with a value equal to at least three times the regular annual cash retainer, currently $50,000, within three years of first being elected. The value of shares owned is calculated quarterly based on the higher of current market price or the average daily closing price for the preceding 12 months. Any shortfall resulting from an increase in the annual cash retainer or a decrease in the stock trading price (or both) is expected to be cured within two years following the end of the quarter in which the resulting required increase in share ownership first occurred.

ITEM 2 – APPROVAL OF THE 2015 STOCK INCENTIVE PLAN

Description of the 2015 Stock Incentive Plan

In April 2015, the Board adopted, subject to stockholder approval, the Company’s 2015 Stock Incentive Plan (the “2015 Plan”) authorizing the issuance of shares of Common Stock in connection with awards granted under the 2015 Plan. The 2015 Plan is intended to replace the Company’s 2009 Stock Incentive Plan (the “2009 Plan”), under which new grants of stock options may not be made after May 27, 2015, assuming the 2015 Plan receives stockholder approval at the Annual Meeting. A copy of the 2015 Plan is attached to this proxy statement as Appendix A.

As discussed in more detail under “Executive Compensation – Compensation Discussion and Analysis – Deductibility of Executive Compensation” below, the Committee adopted and the Board approved the 2015 Plan, subject to stockholder approval, in order to make available additional forms of equity compensation that qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). For example, as described in more detail below, performance share awards may qualify as performance-based compensation under Section 162(m), and thus be deductible by the Company for income tax purposes.

The maximum number of shares as to which awards may be granted under the 2015 Plan is 1,000,000 shares, which may be authorized and unissued shares or reacquired shares. If an award under the 2015 Plan is canceled or expires for any reason prior to having been fully vested or exercised or is exchanged for another award, the canceled or forfeited shares will be added back to the shares available for future awards under the 2015 Plan. The closing sale price for the Common Stock reported on The Nasdaq Stock Market on March 31, 2015, was $42.84.

At March 31, 2015, 424,271 shares of Common Stock were available for future grants of awards under the 2009 Plan, stock options to purchase a total of 404,033 shares were outstanding under the 2009 Plan and its predecessors, the 1993 Stock Incentive Plan and the 2003 Stock Incentive Plan, and restricted stock units (“RSUs”) relating to a total of 120,336 shares were outstanding under the 2009 Plan. Also at that date, employees other than executive officers held stock options to purchase a total of 43,750 shares with a weighted average exercise price of $14.92 and a weighted average remaining term of six years. On February 2, 2015, the Compensation Committee approved grants of stock options under the 2009 Plan with an exercise price of $29.99 per share and a term of 10 years to the Company’s executive officers as follows: Michael L. Elich, 20,000 shares; Gregory R. Vaughn, 10,000 shares; James D. Miller, 10,000 shares; and Gerald R. Blotz, 10,000 shares. Information regarding stock options and RSUs held by the Company’s non-employee directors appears under “Director Compensation for 2014” above and additional information regarding stock options and RSUs held by the Company’s executive officers appears under “Executive Compensation – Incentive Compensation” below. No further awards will be granted under the 2009 Plan if the 2015 Plan is approved by stockholders, meaning that the shares presently available for new grants under the 2009 Plan would no longer be available for issuance.

The 2015 Plan provides for the grant of stock options and other stock-based awards to the Company’s employees, non-employee directors, and outside consultants or advisers. No awards have been allocated or granted under the 2015 Plan as of the date of this proxy statement. At March 31, 2015, four executive officers, approximately 20 other employees, and five non-employee directors were considered eligible to participate in the 2015 Plan. If the 2015 Plan is approved by the stockholders, in July 2015 the Compensation Committee likely will consider grants of additional RSUs to the Company’s non-employee directors and awards of RSUs or performance shares to the Company’s executive officers. In 2014, RSUs vesting over four years were granted to the Company’s directors and executive officers for a total of 62,861 shares.

Available Awards Under the 2015 Stock Incentive Plan

The 2015 Plan will be administered by the Compensation Committee of the Board. The types of awards that may be granted by the Compensation Committee under the 2015 Plan include:

Options. Options to purchase Common Stock may be incentive stock options meeting the requirements of Code Section 422, or nonqualified options which are not eligible for such tax-favored treatment. Up to 900,000 shares of Common Stock may be issued pursuant to incentive stock options under the 2015 Plan. Only employees of the Company or one of its subsidiaries are eligible to receive grants of incentive stock options. If options intended to be incentive stock options are granted to a participant in excess of the $100,000 annual limitation set forth in Code Section 422(d)(1), the options will be incentive stock options to the maximum extent allowed and will be nonqualified stock options as to any excess over that limitation. Incentive stock options must expire not more than ten years from the date of grant. The 2015 Plan does not specify a maximum term for nonqualified options. The exercise price per share must be not less than 100% of the fair market value of a share of Common Stock on the date the option is granted for both incentive stock options and nonqualified options. Incentive stock options granted to a participant holding more than 10% of the Company’s Common Stock must expire not more than five years from the date of grant, and the exercise price per share must be not less than 110% of the fair market value of a share of Common Stock on the date the option is granted. The Company may not grant options to purchase more than 200,000 shares to a single individual during any calendar year.

Stock Appreciation Rights (“SARs”). A recipient of SARs will receive upon exercise an amount equal to the excess (or specified portion thereof) of the fair market value of a share of Common Stock on the date of exercise over the base price, multiplied by the number of shares as to which the rights are exercised. The base price will be designated by the Compensation Committee in the award agreement and may be equal to or higher than the fair market value of the Common Stock on the date of grant. Payment may be in cash, in shares of Common Stock, or in any combination of the two. SARs may be granted in connection with options or other awards or may be granted as independent awards. Not more than 200,000 SARs may be granted to a single individual during any calendar year.

Restricted Awards. Restricted awards may take the form of either “restricted stock” or of “restricted units”, also called “RSUs”, which have a value equal to the fair market value of a specified number of shares of Common Stock to be issued in the future. The Committee will determine the terms and conditions of each restricted award, including the restriction period, vesting schedule and forfeiture provisions, which may vary. A holder of shares received under a grant of restricted stock has all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any cash dividends. A holder of RSUs does not have the rights of a stockholder until the award is settled through the issuance of shares. Shares issued as stock dividends, if any, on restricted stock will be subject to the same restrictions as the shares subject to the award. No individual may be granted restricted awards covering more than 100,000 shares during any calendar year. Restricted awards may not be transferred prior to settlement. The Committee will establish the terms and conditions of RSUs so that they will comply with or be exempt from the requirements of Code Section 409A.

Performance Shares. A performance share represents the right of a participant to an actual share or share unit having a value equal to one share. The Committee will determine whether and to whom performance awards will be made, the performance goals applicable to each award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the performance shares. Payment of performance shares will be made in cash or shares as provided in the award agreement. Following the end of the performance period, a participant holding performance shares will be entitled to receive payment of an amount, not exceeding the maximum value of the performance shares, based on the achievement of the performance goals for such performance period, as determined by the Committee. The Committee will establish the terms and conditions of performance shares so that they will comply with or be exempt from the requirements of Code Section 409A. No individual may be granted performance share awards covering more than 100,000 shares during any calendar year.

Performance goals will be based on a pre-established objective formula or standard that specifies the manner of determining the amount of cash to be paid or the number of shares to be issued if the performance goal is attained. Performance goals must be established before (a) the date 90 days after the commencement of the applicable performance period or (b) the date on which 25% of the performance period has elapsed, whichever is earlier, and, in any event, at the time when the outcome of the performance goal(s) remains substantially uncertain. Goals may be based on (i) performance criteria for the Company, a subsidiary, or an operating group, (ii) the performance of a business unit of the Company, (iii) a participant’s individual performance, or (iv) a combination of the three. Success may be measured against various standards, including budget targets, improvement over prior periods, and performance relative to other companies, business units, or industry groups.

Performance criteria for the Company may include one or more measures related to gross or net revenues, earnings, profitability, cash flow (including measures such as EBITDA), efficiency, market share, gross margin, return to stockholders (such as earnings per share), stock price, revenue growth, return on equity, return on assets or return on invested capital, or other measures whether expressed as absolute amounts, ratios, or percentages of other amounts. Business unit performance goals will be based on a combination of financial goals and strategic goals related to the performance of an identified business unit for which a participant has responsibility, and may include: (i) financial goals such as the degree to which the business unit achieves one or more objective measures related to its gross or net revenues, earnings, profitability, efficiency, gross margin, return on equity, or return on assets, and (ii) strategic goals such as one or a combination of objective factors relating to success in implementing strategic plans or initiatives, introducing products or services, limiting losses or containing risks, or other identifiable objectives. Performance goals for executive officers will be objective and designed to meet the requirements of Code Section 162(m), and may include goals related to success in developing and implementing particular management plans or systems, reorganizing departments, establishing business relationships, or resolving identified problems. Approval of the 2015 Plan by the Company’s stockholders will constitute approval of the foregoing performance goals for purposes of Code Section 162(m), such that awards of performance shares may qualify as performance-based compensation for purposes of the $1,000,000 cap on deductibility of compensation that applies to our named executive officers other than our CFO.

Other Stock-Based Awards. The Compensation Committee may grant other awards that involve payments or grants of shares of Common Stock or are measured by or in relation to shares of Common Stock. The 2015 Plan provides flexibility to design new types of stock-based or stock-related awards to attract and retain employees, directors and consultants in a competitive environment.

Adjustments for Changes in Capitalization

In the event of any stock dividend, stock split, reverse stock split, recapitalization, reclassification, or other distribution of Common Stock without the receipt of consideration by the Company, the Compensation Committee will make proportionate adjustments to the total number and type of shares for which awards may be granted under the 2015 Plan, the maximum number and type of shares which may be sold or awarded to any participant, the number and type of shares covered by each outstanding award, and the base price or purchase price per share under outstanding awards. The Compensation Committee may make proportionate adjustments as it deems appropriate in the event of any other change in capitalization affecting the Common Stock. Other than adjustments made for changes in capitalization, at no time will the exercise price of an option or the base price of a SAR be lowered or otherwise repriced during the period of its exercisability.

Clawback

Awards granted under the 2015 Plan will be subject to recovery in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, including the Sarbanes-Oxley Act of 2002. In addition, the Compensation Committee may impose such other clawback, recovery or recoupment provisions in an award agreement as it deems necessary or appropriate, including if the participant competes with the Company. No recovery of compensation under a clawback policy will give rise to a right to resign for “good reason” or “constructive termination” under any employment agreement with the Company.

Duration, Termination and Amendment of the 2015 Stock Incentive Plan

If approved by the stockholders, the 2015 Plan will terminate on May 27, 2020. The Board may terminate the 2015 Plan at any earlier time, but any such termination will not affect any outstanding awards. The Board may also amend the 2015 Plan from time to time, provided that no amendment may be made without stockholder approval if such approval is required by applicable law or the requirements of an applicable stock exchange or registered securities association.

Federal Income Tax Consequences of Awards

The 2015 Plan is intended to comply with the requirements of Code Section 409A, which governs deferred compensation. The 2015 Plan is also intended to comply with certain requirements contained in Code Section 162(m), which relates to the deductibility by the Company of certain executive compensation for federal income tax purposes.

The following discussion summarizes the principal anticipated federal income tax consequences of grants of stock options and other awards under the 2015 Plan to participants and to the Company. The information in this proxy statement concerning federal income tax consequences is intended only for the general information of stockholders. Participants in the 2015 Plan should consult their own tax advisers, as the particular terms of individual awards and their specific circumstances likely will affect their particular income tax consequences.

Tax Consequences to Participants

Incentive Stock Options. Incentive stock options under the 2015 Plan are intended to meet the requirements of Code Section 422. No taxable income results to a participant upon the grant of an incentive stock option or upon the issuance of shares when the option is exercised. The amount realized on the sale or taxable exchange of such shares in excess of the exercise price will be considered a capital gain, except that if such disposition occurs within two years after grant of the option or one year after exercise of the option, the participant will recognize compensation taxable at ordinary income tax rates measured by the amount by which the lesser of (a) the fair market value on the date of exercise or (b) the amount realized on the sale of the shares, exceeds the exercise price. For purposes of determining alternative minimum taxable income, an incentive stock option is treated as a nonqualified option.

Nonqualified Options. No taxable income is recognized upon the grant of a nonqualified option. In connection with the exercise of a nonqualified option, a participant will generally recognize ordinary compensation income (self-employment income for non-employee directors) in an amount equal to the difference between the fair market value of the shares acquired on the date of exercise and the exercise price. Any gain upon sale of the shares in excess of the fair market value of the shares on the date of exercise will be capital gain and any loss will be capital loss.

SARs. The grant of SARs to a participant will not cause the recognition of income by the participant. Upon exercise of a SAR, the participant will recognize ordinary income equal to the amount of cash payable to the participant plus the fair market value of any shares delivered to the participant.

Restricted and Performance Awards. In the case of restricted and performance awards, in general, a participant will not recognize any income upon issuance of an award. Generally, the participant will be required to recognize ordinary compensation income at the date or dates, if any, that shares vest in an amount equal to the value of such shares plus any cash received at the date of vesting. Taxable income generally is not recognized with respect to restricted stock, RSUs, or performance shares until the participant is entitled to delivery of the underlying shares or equivalent value in cash.

Payment of Exercise Price or Tax Withholding in Shares. The Committee may permit participants to pay all or a portion of the exercise price of stock options or tax withholding obligations upon exercise or vesting of an award by tendering previously-acquired shares of Common Stock or by relinquishing a portion of the shares otherwise issuable upon exercise or vesting. If an option is exercised and payment is made in shares the participant already owns, there generally is no taxable gain or loss to the participant other than any gain recognized as a result of exercise of the option, as described above. A number of new shares equal to the number of shares transferred to pay the exercise price will have a basis equal to the basis of the transferred shares and the same holding period as the transferred shares. (If ISO shares are used to exercise a nonqualified option, a number of the new shares equal to the number of ISO shares transferred to pay the exercise price of the nonqualified option will also be treated as ISO shares subject to the same holding periods as the original ISO shares.) The remainder of the new shares will have a new holding period and a basis equal to (a) for nonqualified options, the fair market value of those shares on the exercise date or (b) for ISOs, zero.

Tax Consequences to the Company

To the extent participants qualify for capital gains treatment with respect to the sale of shares acquired pursuant to exercise of an incentive stock option, the Company will not be entitled to any tax deduction in connection with incentive stock options. In all other cases, the Company will be entitled to receive a federal income tax deduction at the same time and in the same amount as the amount which is taxable to participants as ordinary income with respect to awards.

Board Recommendation and Vote Required

The Board recommends a vote FOR approval of the 2015 Plan. If a quorum is present at the Annual Meeting, the 2015 Plan will be approved upon the affirmative vote of a majority of the votes cast at the meeting. Shares not represented at the Annual Meeting, shares that abstain from voting on the proposal and broker non-votes will have no effect on the outcome of the voting on this proposal.

MATTERS RELATING TO OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Moss Adams LLP was the Company’s independent registered public accounting firm with respect to its audited financial statements for the year ended December 31, 2014. The Company expects representatives of Moss Adams LLP to be present at the Annual Meeting and to be available to respond to appropriate questions. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so.

Fees Paid to Principal Independent Registered Public Accounting Firm

The following fees were billed by Moss Adams LLP for professional services rendered to the Company in fiscal 2013 and 2014:

	2013	2014
Audit Fees(1)	$334,500	$482,000
Audit Related Fees(2)	$45,000	$42,500
Tax Fees(3)	$24,000	$14,000
All Other Fees	—	—

(1)	Consists of fees for professional services for the audit of the Company’s annual financial statements for the year shown and for review of financial statements included in quarterly reports on Form 10-Q filed during that year.
(2)	Refers to assurance and related services and subsidiary audit services that are reasonably related to the audit or review of the Company’s financial statements and that are not included in audit fees.
(3)	Consists primarily of tax consulting services related to analysis of certain expense deductions and non-business income exclusions from taxable income in various states in which the Company conducts its business.

Pre-Approval Policy

The Company has adopted a policy requiring pre-approval by the Audit Committee of all fees and services of the Company’s independent registered public accounting firm (the “independent auditors”), including all audit, audit-related, tax, and other legally permitted services. Under the policy, a detailed description of each proposed service is submitted to the Audit Committee jointly by the independent auditors and the Company’s Chief Financial Officer, together with a statement from the independent auditors that such services are consistent with the SEC’s rules on auditor independence. The policy permits the Audit Committee to pre-approve lists of audit, audit-related, tax, and other legally-permitted services. The maximum term of any pre-approval is 12 months. Additional pre-approval is required for services not included in the pre-approved categories and for services exceeding pre-approved fee levels. The policy allows the Audit Committee to delegate its pre-approval authority to one or more of its members provided that a full report of any pre-approval decision is provided to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved 100% of the fees described above.

AUDIT COMMITTEE REPORT

In discharging its responsibilities, the Audit and Compliance Committee and its individual members have met with management and with the Company’s independent auditors, Moss Adams LLP, to review the audit process and the Company’s accounting functions and to review and discuss the Company’s audited financial statements for the year ended December 31, 2014. The Committee discussed and reviewed with the Company’s independent auditors all matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. Committee members also discussed and reviewed the results of the independent auditors’ examination of the financial statements, and the quality and adequacy of the Company’s internal controls. The independent auditors provided to the Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Committee concerning independence, and the Committee discussed with the independent auditors any relationships that may affect their objectivity and independence.

Based on its review and discussions with management and the Company’s independent auditors, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2014, be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

AUDIT AND COMPLIANCE COMMITTEE

Thomas J. Carley, Chair

James B. Hicks, Ph.D.

Roger L. Johnson

ITEM 3 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Moss Adams LLP as the Company’s independent registered public accounting firm to examine the financial statements of the Company for the fiscal year ending December 31, 2015. Although the selection of independent auditors is not required to be submitted to a stockholder vote by the Company’s charter documents or applicable law, the Board has decided to ask the stockholders to ratify the selection. If the stockholders do not approve the selection of Moss Adams LLP, the Audit Committee will reconsider its selection.

Provided that a quorum is present, the selection of Moss Adams LLP as the Company’s independent auditors will be ratified if it receives the affirmative vote of a majority of the votes cast at the Annual Meeting. Shares that are not represented at the meeting, shares that abstain from voting on this proposal, and broker non-votes will have no effect on the outcome of the voting on this proposal.

The Board recommends that stockholders vote FOR ratification of the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for 2015.

ITEM 4 – ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) included a provision that requires public companies to hold an advisory stockholder vote to approve or disapprove the compensation of their named executive officers. The Dodd-Frank Act also included a provision providing stockholders of a public company the opportunity to vote, on an advisory basis, on how frequently they would like the company to hold an advisory vote on the compensation of executive officers. At the 2011 annual meeting, the Company’s stockholders approved the Board’s recommendation that an advisory vote on executive compensation be conducted annually. Accordingly, we are conducting an advisory vote to approve the compensation of the Company’s executive officers again this year.

The Compensation Committee believes that executive compensation should align with the stockholders’ interests, without encouraging excessive or unnecessary risk. This compensation philosophy, and the program structure approved by the Compensation Committee, are central to the Company’s ability to attract, retain and motivate individuals who can achieve our goals and provide stability in leadership. Our philosophies and goals with respect to compensation are explained in detail under the subheading “Executive Compensation – Compensation Discussion and Analysis – Compensation Philosophy and Objectives.” A detailed description of compensation paid to our named executive officers in 2014 follows that discussion and analysis.

This advisory vote, which is not binding on the Company, the Compensation Committee, or the Board, is intended to address the overall compensation of our named executive officers and the policies and practices described in this proxy statement. The Board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends that you vote, on an advisory basis, FOR the following resolution:

“RESOLVED, that the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K adopted by the SEC, including the Compensation Discussion and Analysis, executive compensation tables and accompanying footnotes and narrative discussion, is hereby approved.”

The above-referenced disclosures appear below under the heading “Executive Compensation” of this proxy statement.

The above resolution will be deemed to be approved if it receives the affirmative vote of a majority of the votes cast at the Annual Meeting, provided that a quorum is present at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives. The Compensation Committee (for purposes of this section, the “Committee”) has responsibility for establishing, implementing, and continually monitoring adherence with the Company’s compensation philosophy. The goal of the Committee is to ensure that the total compensation paid to the Company’s executive officers is fair, reasonable, and competitive.

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual or long-term strategic goals by the Company. The principles underlying our compensation policies are:

•	To attract and retain qualified people;

•	To provide competitive compensation relative to compensation paid to similarly situated executives; and

•	To align the interests of executives to build long-term stockholder value.

As noted under “Item 2 – Approval of the 2015 Stock Incentive Plan” above, the Committee has taken steps over the past two years to cause the Company’s incentive compensation program to qualify, at least in substantial part, as performance-based compensation under Code Section 162(m). See “Deductibility of Executive Compensation” below.

At the 2014 annual meeting of stockholders, more than 98.4% of the votes cast with respect to the advisory vote on executive compensation approved the compensation of the Company’s named executive officers. The Committee took this indication of support into consideration in reviewing the Company’s executive compensation program.

2014 Executive Compensation Components. For the fiscal year ended December 31, 2014, the principal components of compensation for executive officers were:

•	Base salary;

•	Target annual cash incentive compensation; and

•	Grants of restricted stock units.

During 2014, the Committee continued to review its executive compensation program, including existing levels of compensation for the Company’s executive officers, and made adjustments to bring compensation in line with publicly available information for comparable positions at similarly-sized public companies, as well as to reflect increased responsibilities for each officer and strong corporate performance in 2013.

Base Salary

Salary levels of executive officers are reviewed periodically by the Committee and the CEO as part of the performance review process, as well as upon a promotion or other change in job responsibility. In determining base salaries for executives in 2014, the Committee primarily considered:

•	Available market data;

•	Scope of responsibilities; and

•	Individual performance of the executive.

In light of the additional responsibilities shouldered by the Company’s executive officers with respect to personnel management, information technology infrastructure, and management of financial resources, the Company’s captive insurance subsidiaries and worker’s compensation program resulting from the Company’s growth in gross revenues and clients served, the Committee determined to increase executive base salary levels effective January 1, 2014, as follows: Mr. Elich, by 30% to $650,000; Mr. Miller, by 22.6% to $325,000; and Mr. Vaughn, by 23.1% to $400,000. At the time of Mr. Blotz’s promotion as Vice President and Chief Operating Officer–Field Operations effective May 1, 2014, the Committee set his annual base salary level at $400,000.

Annual Cash Incentive Compensation

During 2014, the Company had in place an annual cash incentive bonus award program under which the Company’s executive officers were eligible for annual cash incentive bonuses subject to attainment of corporate goals and individual performance objectives approved by the Committee. The target bonus amounts were set by the Committee and expressed as a percentage of the executive’s annual base salary. For 2014, the percentages and dollar amounts of the bonus target opportunities were as follows: Mr. Elich, 50%, $325,000; Mr. Miller, 61.5%, $200,000; Mr. Vaughn, 50%, $200,000; and Mr. Blotz, 50%, $200,000.

The percentages of the total bonus opportunity assigned to corporate and individual goals are set by the Committee. For 2014, the percentages were apportioned 50% for corporate performance and 50% for individual performance. Achievement above or below established target levels for the financial metrics results in an upward or downward adjustment in the bonus amount payable for corporate level goals. The adjustment is calculated based on a defined factor (2.5% for 2014) multiplied by the percentage by which the actual achievement of a given metric is above or below the target level. If the Company fails to achieve a specified financial target at the 80% level or above, no part of the bonus associated with that metric is earned.

Annual incentive bonus opportunities related to individual performance objectives for the executive officers are also set by the Committee. Individual performance objectives are based on achieving strategic and operational goals in functional areas for which the executive has responsibility. Individual performance objectives are tied to the officer’s role in achieving the Company’s strategic and operating goals and are set annually by the CEO in consultation with the individual officer and approved by the Committee. For the CEO, the individual performance objectives are related to factors such as the strategic positioning of the Company for future growth, maintaining financial stability, and establishing a positive corporate culture.

The Committee determines the extent to which corporate level goals and individual performance objectives have been satisfied following the end of each year, but no later than the March 15 following the end of the fiscal year. The Committee may also award additional cash bonus amounts in its sole discretion. All bonus amounts are paid promptly following the Committee’s determination. An executive must remain employed by the Company through the date of the Committee’s determination to be eligible to receive a bonus.

In early February 2015, the Committee determined that, in light of the significant loss incurred by the Company for the year ended December 31, 2014, no cash bonuses would be paid to the executive officers for services during 2014. See “Long-Term Equity Incentive Compensation” below.

Long-Term Equity Incentive Compensation

The Committee decided to begin awarding restricted stock units (“RSUs”) to the Company’s executive officers, as well as outside directors, under the 2009 Stock Incentive Plan beginning in 2012. The change was made to provide a more immediate opportunity to receive an ownership stake in the Company than is afforded by employee stock options, and also because the Committee believes the accounting treatment of RSUs more accurately reflects the cost to the Company and stockholders of equity compensation. The RSU grants are intended to serve as a significant incentive aligning the long-term interests of the executive team with the interests of the Company’s stockholders.

In July 2014, the Committee approved additional grants of RSUs to Messrs. Elich, Miller and Vaughn, as well as to Mr. Blotz. Mr. Elich was granted 20,000 RSUs and Messrs. Blotz, Miller, and Vaughn were each granted 10,000 RSUs. Each RSU represents a contingent right to receive one share of Common Stock. The RSUs vest in four equal annual installments and will be settled by delivery of unrestricted shares of Common Stock beginning in July 2015. In connection with his promotion to Vice President, Mr. Blotz was awarded an additional grant of 7,756 RSUs in May 2014 on terms similar to those described above.

In February 2015, as noted above, the Committee determined that no cash bonuses would be paid for 2014. However, the Committee believed that the executive officers should receive equity incentive compensation in light of their significant efforts on behalf of the Company as follows:

•	The Company’s achievement of record gross revenues in 2014;

•	Successful implementation of a fronted workers’ compensation insurance program with the ACE Group with respect to the Company’s customers in California during 2014;

•	Successful negotiation of an expanded credit facility with the Company’s principal lender in December 2014; and

•	Full compliance with applicable state workers’ compensation reserve requirements as of December 31, 2014.

Accordingly, the Committee granted stock options to each executive officer under the 2009 Stock Incentive Plan, as described in greater detail under “Item 2 – Approval of the 2015 Stock Incentive Plan” above.

Retirement Benefits

Employees, including executive officers, may participate in the Company’s 401(k) defined contribution plan. The Company matches each employee’s contributions at a rate of 100% on the first 3% of salary deferrals and 50% on the next 2% of salary deferrals, with a maximum Company-paid match of $10,400. All executive officers participated and had contributions to the 401(k) plan matched at the maximum amount.

Change in Control Employment Agreements

The Company entered into agreements with Messrs. Elich, Miller and Vaughn in April 2011 and with Mr. Blotz in early April 2015 that provide for severance benefits in the event that the officer’s employment is terminated by the Company without cause (as defined) or by the officer for good reason (as defined) following a change in control of the Company, as described in greater detail under “Potential Payments upon Certain Terminations Following a Change in Control” below. The Committee approved the agreements with the goal of providing the Company’s stockholders with greater assurance of stability within senior management.

Death Benefit Agreements

The Company entered into agreements with Messrs. Elich, Miller and Vaughn in January 2014 that provide, in the event of the executive officer’s death, for the Company to make a lump sum payment to the executive officer’s designated beneficiary. These agreements are discussed in more detail under “Potential Payments upon Death or Termination for Disability” below.

Deductibility of Executive Compensation. The Committee reviews and considers the deductibility of executive compensation under Code Section 162(m), which limits the deductibility for federal income tax purposes of annual compensation totaling more than $1,000,000 paid to certain executive officers, with exceptions for qualifying performance-based compensation. Stock options granted under a stockholder-approved plan with an exercise price equal to fair market value on the date of grant qualify as performance-based. Until 2015, all other elements of our executive compensation program have not so qualified.

In 2014, the Compensation Committee recognized that the ongoing need to increase compensation levels to provide competitive pay to its executive officers could cause at least the CEO’s compensation to exceed the Section 162(m) $1,000,000 cap in the near future. As a result, the Committee recommended and the Board approved the submission of the Annual Cash Incentive Award Plan for approval by the stockholders at the 2014 annual meeting. Approval of the plan resulted in the approval of performance goals for purposes of Section 162(m). As a result, starting in 2015, the Committee’s approval of target annual cash incentive awards subject to the achievement of objective performance goals likely will qualify, at least in part, as performance-based compensation under Section 162(m).

Similarly, in early April 2015 the Committee recommended and the Board approved a new 2015 Stock Incentive Plan and directed that the plan be submitted for stockholder approval at the Annual Meeting. See “Item 2 – Approval of the 2015 Stock Incentive Plan” above for additional information. If the proposal is approved by the stockholders, the Committee intends to grant awards of performance shares to the Company’s executive officers beginning in 2016 and future years that qualify, at least in part, as performance-based compensation under Section 162(m).

It is likely, however, that at least some executive compensation, in addition to salaries and benefits, will not be structured to meet the Section 162(m) requirements in order to assure that our compensation program is competitive with our peers and allows us to continue to attract and retain highly-qualified individuals with the skills and enthusiasm to generate significant value for our stockholders.

Peer Group and Survey Data for Comparison Purposes. As noted under “Compensation Committee” above, during 2013 the Committee engaged Mercer, a nationally-recognized compensation consultant, to provide advice to the Committee regarding the structure and implementation of the Company’s executive compensation program. Among other things, the Committee asked Mercer to analyze whether our compensation programs are reasonable and competitive in the marketplace. In July 2013, following discussions with the Committee, Mercer recommended and the Committee approved a peer group of 15 companies in the human resource and employment services industry and similar companies with a market capitalization ranging from a low of approximately $125,000,000 to a high of approximately $1,100,000,000. Members of the peer group include:

• CDI Corp.	• KForce Inc.

• Exponent Inc.	• Korn/Ferry International

• Franklin Covey Co.	• On Assignment Inc.

• GP Strategies Corp.	• Performant Financial Corp.

• Heidrick & Struggles Inc.	• RPX Corp.

• Hill International Inc.	• Schawk Inc.

• Hudson Global Inc.	• Wageworks Inc.

• Intersections Inc.

The peer group was developed in consultation with Mercer without consideration of individual company compensation practices, and no company was included or excluded from the peer group due to paying above-average or below-average compensation.

Mercer also provided the Committee with an analysis of compensation paid to the Company’s executive officers compared to survey data for similarly sized companies in a 2012 report prepared by Mercer and a 2012/2013 survey conducted by another nationally-recognized compensation consulting firm. The survey data presented compensation amounts based on information from a large number of companies across a broad range of industries.

Based on its analysis of the peer group and survey data, Mercer advised, among other things, that the levels of actual and target total direct compensation for the Company’s executive officers for 2012 placed Mr. Elich at well below the 25th percentile compared to market, between the 25th and 50th percentiles for Mr. Miller, and at or above the 75th percentile for Mr. Vaughn. The Committee believes that Mr. Vaughn’s scope of duties and responsibilities is greater than for many of the companies included in the peer group and survey data with respect to the position of chief administrative officer, the comparison position used by Mercer for Mr. Vaughn. The Committee took the Mercer data into consideration in making decisions regarding salaries, target annual cash incentive bonuses and RSU awards for 2014.

Summary Compensation Table

The following table sets forth information regarding compensation received by the persons serving as executive officers of the Company during 2014.

Name and Principal Position	Year	Salary	Bonus(1)		Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)		All Other Compen- sation(4)	Total Compensa- tion
Michael L. Elich President and Chief Executive Officer	2014 2013 2012	$650,000 500,000 386,655	$	— 357,500 130,000	$978,600 1,005,600 321,600	$	— 140,825 140,000	$10,400 11,985 13,570	$1,639,000 2,015,910 991,825

James D. Miller Vice President-Finance	2014 2013 2012	$325,000 265,000 248,150	$	— 159,375 65,000	$489,300 502,800 214,400	$	— 74,637 70,000	$11,295 11,095 10,895	$825,595 1,012,907 608,445

Gregory R. Vaughn Vice President	2014 2013 2012	$400,000 325,000 294,318	$	— 181,875 86,000	$489,300 502,800 214,400	$	— 91,536 84,000	$10,400 10,200 10,000	$899,700 1,111,411 688,718

Gerald R. Blotz(5) Vice President	2014	$325,000		$—	$889,277		$—	$10,400	$1,224,677

(1)	The amounts shown represent discretionary cash bonuses awarded by the Compensation Committee based on its evaluation of each officer’s individual performance. Additional information regarding the Company’s annual cash incentive bonus program appears under the subheading “Compensation Discussion and Analysis” above.
(2)	Reflects the grant date fair value of restricted stock units (“RSUs”) granted to executive officers using the closing price of the Common Stock on the grant date. Each RSU represents a contingent right to receive one share of Common Stock. The RSUs vest in four equal annual installments beginning one year after the grant date and will be settled by delivery of unrestricted shares of Common Stock on the vesting date. Vesting of the RSUs would accelerate upon a change in control or a participant’s death or termination of employment by reason of disability.
(3)	Amounts shown represent performance-based cash bonuses paid pursuant to the Company’s annual cash incentive bonus program in effect during the years shown. Additional information regarding the bonus program appears under the subheading “Compensation Discussion and Analysis” above.
(4)	Amounts shown for 2014 include $10,400 in employer contributions to the 401(k) plan for each executive officer and, for Mr. Miller, $895 in reimbursement of personal income taxes relating to personal use of a company-owned property. No executive officer received perquisites or other personal benefits with a total value exceeding $10,000 during the years covered by the table.
(5)	Mr. Blotz was appointed as an executive officer effective May 1, 2014.

Incentive Compensation

The following table sets forth information regarding awards under the Company’s annual cash incentive bonus program and the 2009 Stock Incentive Plan to the named executive officers during the year ended December 31, 2014.

Grants of Plan-Based Awards for the Year Ended December 31, 2014

Name		Approval Date	Estimated potential payouts under non-equity incentive plan awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards(3)
	Grant Date		Threshold(1)	Target(1)	Maximum(1)
Michael L. Elich	07/01/2014	06/06/2014	$162,500	$325,000	$487,500	20,000	$978,600
James D. Miller	07/01/2014	06/06/2014	$81,250	$162,500	$243,750	10,000	$489,300
Gregory R. Vaughn	07/01/2014	06/06/2014	$100,000	$200,000	$300,000	10,000	$489,300
Gerald R. Blotz	05/02/2014	05/01/2014				7,756	$400,000
	07/01/2014	06/06/2014	$100,000	$200,000	$300,000	10,000	$489,277

(1)	Represents the potential annual non-discretionary cash incentive bonus amounts under the Company’s annual cash incentive bonus program based on the level of achievement of corporate performance goals as described under “Compensation Discussion and Analysis” above. The target amounts were payable if the overall achievement level was 100%. For each percentage point that achievement of the goal falls above or below the target level in a particular year, the bonus amount attributable to that goal is increased or reduced by 2.5%, provided the maximum bonus is 150% of target and no amounts are payable for achievement at 80% of the target levels or below. Actual bonuses paid are shown in the Summary Compensation Table above.
(2)	Reflects the grant of restricted stock units (“RSUs”) under the 2009 Stock Incentive Plan. Each RSU represents a contingent right to receive one share of Common Stock. The RSUs vest in four equal annual installments beginning on the one-year anniversary of the grant date, and will be settled by delivery of unrestricted shares of Common Stock on the vesting date. Vesting of the RSUs would accelerate upon a change in control or a participant’s death or termination of employment by reason of disability.
(3)	The amounts shown represent the grant date fair value of RSUs granted under the 2009 Stock Incentive Plan calculated in accordance with ASC Topic 718 and based on the closing sale price of the Common Stock on the respective grant date.

The following table provides information regarding exercises of stock options and vesting of RSUs during 2014 with respect to our named executive officers.

Option Exercises and Stock Vested During 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael L. Elich	—	—	8,750	$450,975
James D. Miller	—	—	5,000	259,875
Gregory R. Vaughn	7,541	$410,834	5,000	259,875
Gerald R. Blotz	—	—	—	—

The table below provides information regarding outstanding stock options and RSUs held by the named executive officers at the end of 2014.

Outstanding Equity Awards at December 31, 2014

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Number of Securities Underlying Unexercised Options: Unexercisable (#)		Option Exercise Price ($/Sh)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (8)
Michael L. Elich	28,125 10,000	46,875	(1)		$16.53 13.38	4/06/2021 3/04/2020	7,500 15,000 20,000	(4) (5) (7)	$205,500 411,000 548,000

James D. Miller	18,750 2,500	31,250	(1)		$16.53 13.38	4/06/2021 3/04/2020	5,000 7,500 10,000	(4) (5) (7)	$137,000 205,500 274,000

Gregory R. Vaughn	18,750 10,000 20,000 26,906	31,250 — — —	(1)		$16.53 13.38 11.08 15.20	4/06/2021 3/04/2020 1/16/2019 7/01/2015	5,000 7,500 10,000	(4) (5) (7)	$137,000 205,500 274,000

Gerald R. Blotz	1,250 1,875 1,250	— 1,875 2,500	(2) (3)	$ $ $	13.75 15.03 17.55	4/12/2020 4/13/2021 3/07/2022	7,756 10,000	(6) (7)	$212,514 274,000

(1)	The options vest in five equal annual installments beginning on April 6, 2015.
(2)	The options vested on April 13, 2015.
(3)	The options vest in two equal annual installments beginning March 7, 2015.
(4)	The unvested shares vest in two equal installments on July 2, 2015, and 2016.
(5)	The unvested shares vest in three equal installments on July 1, 2015, 2016, and 2017.
(6)	The unvested shares vest in four equal installments on May 2, 2015, 2016, 2017, and 2018.
(7)	The unvested shares vest in four equal installments on July 1, 2015, 2016, 2017, and 2018.
(8)	Based on the $27.40 closing sale price per share of the Company’s Common Stock on December 31, 2014.

Additional Equity Compensation Plan Information

The following table summarizes information regarding shares of Common Stock that may be issued upon exercise of options, warrants, and rights under the Company’s existing equity compensation plans and arrangements as of December 31, 2014. The only plan under which equity compensation could be awarded at December 31, 2014, was the Company’s 2009 Stock Incentive Plan, which was approved by stockholders in May 2009. Prior to 2009, grants of stock options were made under the Company’s 2003 and 1993 Stock Incentive Plans, which had been approved by stockholders. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options, warrants, and other rights under the plans, and the number of shares remaining available for future grants excluding the shares to be issued upon exercise of outstanding options or vesting of RSUs.

Plan Category	A. Number of securities to be issued upon exercise of outstanding options, warrants, and rights(1)	B. Weighted-average exercise price of outstanding options, warrants, and rights(1)	C. Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by stockholders	494,379	$11.31	481,999
Equity compensation plans or arrangements not approved by stockholders	0	N/A	0

Total	494,379	$11.31	481,999

(1)	The numbers shown include 126,846 shares subject to RSUs which, upon vesting, are issued for no cash consideration. The weighted-average exercise price of outstanding options, warrants and rights excluding the outstanding RSUs was $15.22 per share at December 31, 2014.

Potential Payments Upon Certain Terminations Following a Change in Control

In April 2011, the Compensation Committee approved Change in Control Employment Agreements (the “CIC Agreements”) with Messrs. Elich, Miller and Vaughn. In April 2015, at the direction of the Compensation Committee, the Company entered into a similar CIC Agreement with Mr. Blotz. The CIC Agreements provide for compensation in the form of a severance payment in the event that the executive officer’s employment is terminated following a change in control of the Company.

Under the CIC Agreements, if employment is terminated by the Company (other than for cause, death or disability), or by the executive for good reason, within 12 months following a change in control, the executive will be entitled to receive an amount equal to three times the sum of (x) his annual base salary plus (y) his target annual cash bonus, in a lump sum within 30 days after his termination. If payment of these benefits would result in an “excess parachute payment” as defined in Code Section 280G, such payments shall be reduced to the largest amount that will result in no portion of the payments being subject to the excise tax imposed by Code Section 4999.

Brief summaries of the definitions of certain terms used in the CIC Agreements are set forth below.

“Change in control” means:

•	The acquisition by a person or group of beneficial ownership of 30% or more of the combined voting power of the Company’s outstanding voting securities;

•	A change in the composition of the Board during any 12-month period such that the incumbent directors cease to constitute at least a majority of the Board, with certain exceptions;

•	Completion of a consolidation, merger, or sale, lease, exchange, or other transfer of substantially all the assets of the Company, with certain exceptions; or

•	Approval by the Company’s stockholders of a liquidation or dissolution of the Company.

“Cause” means:

•	The willful failure to comply with any of the Company’s material and lawful policies or standards, subject to certain notice requirements;

•	The material breach of the confidentiality provisions of the agreement;

•	The willful and material failure to perform the duties of the officer’s position, subject to certain notice requirements;

•	Embezzlement, theft, larceny, fraud, or other material acts of dishonesty; or

•	Conviction of or entry of a plea of guilty or nolo contendere to a felony.

“Good reason,” for purposes of an executive’s termination of his employment with the Company following a change in control, means:

•	The executive experiences a material adverse change in his authority, duties, or responsibilities;

•	A material change in the executive’s supervisor, including reporting to a successor board of directors of which fewer than half of the members were directors of the Company immediately prior to the change in control or, for Messrs. Blotz, Miller and Vaughn, if Mr. Elich ceases to be Chief Executive Officer for reasons other than cause, death or disability;

•	The executive’s base compensation (salary or target annual cash bonus) is reduced;

•	The executive is transferred to a location more than 50 miles from the present location;

•	The successor company does not agree to perform under the agreement; or

•	The Company does not comply with the material terms of the agreement.

All outstanding stock options and RSUs held by the executives will also become exercisable in full following a change in control of the Company, whether or not the executive’s employment is terminated.

Each of our executives has entered into a separate non-competition agreement under which he has agreed not to become an owner, stockholder, partner, officer, or employee of a business that is engaged in or competes with the Company in any geographic area in which the Company has done business during the three months preceding termination of his employment, and not to solicit the Company’s customers or employees, for a period of 18 months after he is no longer employed by the Company.

The following table shows potential pay-outs under the CIC Agreements as of December 31, 2014, assuming that employment was terminated following a change in control of the Company, either by the Company for reasons other than cause, death or disability, or by the executive for good reason, and that termination occurred on that date. The table also shows the value of outstanding employee stock options and RSUs that were not vested on December 31, 2014, but would become exercisable in full upon a change in control of the Company, whether or not the executive’s employment is terminated.

Name	Lump Sum Cash Severance Payment(1)	Value of Unvested Stock Options and Restricted Stock Units(2)	Total
Michael L. Elich	$1,132,026	$1,674,031	$2,806,057
James D. Miller	$707,670	$956,188	$1,663,858
Gregory R. Vaughn	$804,381	$956,188	$1,760,569
Gerald R. Blotz	$0	$534,333	$534,333

(1)

Equal to three times the sum of the executive’s annual base salary level at December 31, 2014, and the target cash incentive bonus for 2014, reduced to the extent necessary to avoid imposition of the excise tax imposed under Code Section 4999 on excess parachute payments as defined in Code Section 280G. The amounts shown reflect elimination of the cash severance due to these reductions as follows: Mr. Elich $1,792,974; Mr. Miller, $867,329; and Mr. Vaughn, $995,619. Mr. Blotz did not have a CIC Agreement at December 31, 2014.
(2)	Reflects the market value of unvested RSUs plus the difference (the “spread”) between the closing sale price of the Common Stock on The Nasdaq Stock Market on December 31, 2014, $27.40 per share, and the per share exercise price for unvested options. See “Outstanding Equity Awards at December 31, 2014” on page 25 for additional information.

Potential Payments upon Death or Termination for Disability

In late 2013, the Compensation Committee approved Death Benefit Agreements with Messrs. Elich, Miller and Vaughn. The agreements took effect on January 1, 2014. Under each agreement, the Company will make a lump sum payment to the executive officer’s designated beneficiary within 60 days after the date of death. Benefit payments for Messrs. Elich, Miller and Vaughn would be $1,300,000, $650,000, and $800,000, respectively. The benefit would be forfeited upon an executive officer’s termination of employment with the Company for any reason other than death. The Company, at the direction of the Compensation Committee, is in the process of preparing a similar agreement with Mr. Blotz.

A death benefit will be payable solely out of the general assets of the Company, which may include funds received from life insurance policies on the executive officers put in place by the Company. No death benefit will be payable under an agreement if the executive officer’s death occurs under circumstances causing the policy amount not to be paid in full.

In addition to the Death Benefit Agreements, all RSUs and stock options that are unvested at an executive officers’ death or termination of employment by reason of disability will immediately vest in full. The value of unvested RSUs and stock options held by the named executive officers at December 31, 2014, is shown above under the subheading “Potential Payments Upon Certain Terminations Following a Change in Control.”

Compensation Committee Interlocks and Insider Participation

Messrs. Carley, Hicks, and Justesen served on the Compensation Committee during 2014. During 2014, none of the Company’s executive officers served on the board of directors of any entity whose directors or officers serve on our Compensation Committee.

Compensation Committee Report

The Compensation Committee is charged with carrying out the Board’s overall responsibilities relating to compensation of the Company’s executive officers. The Compensation Committee has reviewed the section appearing elsewhere in this proxy statement entitled “Compensation Discussion and Analysis” and has discussed its contents with members of the Company’s management. Based on its review and discussions, the Compensation Committee has recommended to the Board of Directors that the section headed “Compensation Discussion and Analysis” be included in the proxy statement, as well as in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, through its incorporation by reference from the proxy statement.

Submitted by the Compensation Committee of the Board of Directors:

James B. Hicks, Ph.D., Chair

Thomas J. Carley

Jon L. Justesen

RELATED PERSON TRANSACTIONS

Under the charter of the Audit Committee, the committee must determine whether or not to approve any transaction between the Company and a director, officer or stockholder that, if it did occur, would be required to be disclosed in the Company’s proxy statement. There are no written procedures regarding review or approval of any such transactions, and no specific standards are employed by the Audit Committee in determining whether or not to approve a particular transaction.

Indemnification of Directors and Officers

As described in more detail under “Item 1 – Election of Directors” above, various claims have been asserted against the Company, its officers, and its directors regarding the decline in the price of our Common Stock in the fall of 2014 and related issues. Under Maryland law, a person who is made a party to a proceeding because such person is or was an officer or director of a corporation shall be indemnified by the corporation against reasonable expenses incurred in connection with the proceeding if the person is successful on the merits or otherwise or if ordered by a court of competent jurisdiction. In addition, a corporation is permitted to indemnify such persons against liability incurred in a proceeding, with certain exceptions, including liabilities resulting from conduct committed in bad faith or active and deliberate dishonesty or resulting in actual receipt of an improper personal benefit in money, property, or services. As authorized by Maryland law, our charter provides that the Company shall indemnify each of its officers and directors to the fullest extent legally permissible against all liabilities, losses, judgments, penalties, fines, settlements, and reasonable expenses (including attorney fees) incurred or suffered by any such person by reason of or arising from the fact that such person is or was an officer or director. We have also entered into an indemnification agreement with each of our directors.

The Company also maintains directors’ and officers’ liability insurance under which our directors and officers are insured against loss (as defined) as a result of claims brought against them based upon their acts or omissions in such capacities, including civil liabilities under the Securities Act of 1933. Our insurance carriers are treating the claims described under “Item 1 – Election of Directors” as related and have agreed to pay our defense costs, subject to the applicable deductible. The carriers have reserved their right to dispute coverage with regard to damages if there is ultimately a settlement or trial. As the legal representation of our directors and officers, as applicable, is currently combined with the legal representation of the Company, which is also a named defendant in the class action litigation described above, we have not advanced or reimbursed expenses of any of our individual officers or directors under our indemnification obligations to date.

OTHER MATTERS

Management knows of no matter to be brought before the Annual Meeting other than the election of directors, approval of the 2015 Stock Incentive Plan, ratification of the selection of independent auditors, and the advisory vote to approve our executive compensation. However, if any other business properly comes before the Annual Meeting, the persons named in the accompanying form of proxy will vote or refrain from voting on the matter pursuant to the discretionary authority given in the proxy.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Communications by stockholders to the Board should be submitted by e-mail to bod@bbsihq.com. All directors have access to this e-mail address. Communications to individual directors or committees should be sent to the attention of the intended recipient. The chair of the Audit Committee will be primarily responsible for monitoring e-mails to the Board (or its members or committees) and for forwarding messages as appropriate.

Stockholder communications sent by regular mail to the attention of the Board (or to individual directors or committees) will be forwarded as the chair of the Audit Committee deems appropriate. Communications will not be forwarded if they do not appear to be within the scope of the Board’s (or such other intended recipient’s) responsibilities or are otherwise inappropriate or frivolous.

STOCKHOLDER PROPOSALS FOR ANNUAL MEETING IN 2016

Stockholder proposals submitted for inclusion in the Company’s proxy materials for the annual meeting of stockholders to be held in 2016 (the “2016 annual meeting”) must be received by the Company by no later than December 24, 2015. Any such proposal should comply with the SEC’s rules governing stockholder proposals submitted for inclusion in proxy materials. Proposals should be addressed to James D. Miller, Secretary, Barrett Business Services, Inc., 8100 N.E. Parkway Drive, Suite 200, Vancouver, Washington 98662.

Notice of any stockholder proposal that is intended to be presented directly at the 2016 annual meeting of stockholders but not included in the Company’s proxy materials, as well as any nominations of persons for election as a director to be presented by a stockholder at the 2016 annual meeting, must be submitted in accordance with the notice procedures specified in Section 1.11 of the Company’s Bylaws and received at the Company’s principal executive offices at the address listed above no earlier than December 24, 2015, and no later than January 23, 2016.

April 22, 2015	BARRETT BUSINESS SERVICES, INC.

APPENDIX A

BARRETT BUSINESS SERVICES, INC. 2015 STOCK INCENTIVE PLAN

ARTICLE 1

ESTABLISHMENT AND PURPOSE

1.1 Establishment. Barrett Business Services, Inc. (“Corporation”), hereby establishes the Barrett Business Services, Inc., 2015 Stock Incentive Plan (the “Plan”), effective as of                 , 2015 (the “Effective Date”).

1.2 Purpose. The purpose of the Plan is to promote and advance the interests of Corporation and its stockholders by enabling Corporation to attract, retain, and reward key employees, directors, and outside consultants of Corporation and its subsidiaries. It is also intended to strengthen the mutuality of interests between such employees, directors, and consultants and Corporation’s stockholders. The Plan is designed to serve these purposes by offering stock options and other equity-based incentive awards, thereby providing a proprietary interest in pursuing the long-term growth, profitability, and financial success of Corporation.

1.3 Prior Plans. The Plan will be separate from the Barrett Business Services, Inc. 1993 Stock Incentive Plan and related Barrett Business Services, Inc. Stock Option Plan for California Residents, the Barrett Business Services, Inc., 2003 Stock Incentive Plan and related Barrett Business Services, Inc., Stock Incentive Plan for California Residents, and the Barrett Business Services, Inc. 2009 Stock Incentive Plan (the “Prior Plans”). The adoption of the Plan will neither affect nor be affected by the continued existence of the Prior Plans, except that after the effective date of the Plan, no further Awards will be granted under the Prior Plans.

ARTICLE 2

DEFINITIONS

2.1 Defined Terms. For purposes of the Plan, the following terms have the meanings set forth below:

“Award” means an award or grant made to a Participant of Options, Stock Appreciation Rights, Restricted Awards, Performance Share Awards, or Other Stock-Based Awards pursuant to the Plan.

“Award Agreement” means an agreement as described in Section 6.4 of the Plan.

“Board” means the Board of Directors of Corporation.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute, together with rules, regulations, and interpretations promulgated thereunder. Where the context so requires, any reference to a particular Code section will be construed to refer to the successor provision to such Code section.

“Committee” means the committee appointed by the Board to administer the Plan as provided in Article 3 of the Plan.

“Common Stock” means the $.01 par value common stock of Corporation.

“Consultant” means any consultant or adviser to Corporation or a Subsidiary selected by the Committee, who is not an employee of Corporation or a Subsidiary.

“Continuing Restriction” means a Restriction contained in Sections 6.5(g), 6.5(i), 6.5(k), 15.5, 15.6, 15.8, and 15.9 of the Plan and any other Restrictions expressly designated by the Committee in an Award Agreement as a Continuing Restriction.

“Corporation” means Barrett Business Services, Inc., a Maryland corporation, or any successor corporation.

“Disability” means the condition of being permanently “disabled” within the meaning of Section 22(e)(3) of the Code, namely being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. However, the Committee may change the foregoing definition of “Disability” or may adopt a different definition for purposes of specific Awards.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute. Where the context so requires, any reference to a particular section of the Exchange Act, or to any rule promulgated under the Exchange Act, will be construed to refer to successor provisions to such section or rule.

“Fair Market Value” means, on any given day, the fair market value per share of the Common Stock determined as follows:

(a) If the Common Stock is traded on an established securities exchange, the closing sale price per share of Common Stock as reported for such day by the principal exchange on which the Common Stock is traded (as determined by the Committee) or, if the Common Stock was not traded on such day, on the next preceding day on which the Common Stock was traded;

(b) If trading activity in Common Stock is reported on the OTC Bulletin Board, the mean between the bid price and asked price quotes for such day as reported on the OTC Bulletin Board or, if there are no such quotes for Common Stock for such day, on the next preceding day for which bid and asked price quotes for Common Stock were reported on the OTC Bulletin Board; or

(c) If there is no market for Common Stock or if trading activities for Common Stock are not reported in one of the manners described above, the Fair Market Value will be as determined by the Committee, including valuation by an independent appraisal that satisfies the requirements of Code Section 401(a)(28)(C) as of a date that is no more than 12 months before the date of the transaction for which the appraisal is used (e.g., the date of grant of an Award) or such other reasonable valuation method acceptable under Treasury Regulation Section 1.409A-1(b)(5)(iv).

“Incentive Stock Option” or “ISO” means any Option granted pursuant to the Plan that is intended to be and is specifically designated in its Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code.

“Non-Employee Board Director” means a member of the Board who is not an employee of Corporation or any Subsidiary.

“Non-Employee Subsidiary Director” means a member of the board of directors of a Subsidiary who is neither an employee of Corporation or a Subsidiary nor a member of the Board.

“Nonqualified Option” or “NQO” means any Option granted pursuant to the Plan that is not an Incentive Stock Option.

“Option” means an ISO or an NQO.

“Other Stock-Based Award” means an Award as defined in Section 11.1 of the Plan.

“Participant” means an employee of Corporation or a Subsidiary, a Consultant, a Non-Employee Board Director, or a Non-Employee Subsidiary Director who is granted an Award under the Plan.

“Performance Goals” means goals approved by the Committee pursuant to Section 6.6 of the Plan.

“Performance Period” means a period of time over which performance is measured.

“Performance Share” means a Share or Share unit having a value equal to a Share that is the unit of measure by which is expressed the value of a Performance Share Award as determined under Article 10 of the Plan.

“Performance Share Award” means an Award granted under Article 10 of the Plan.

“Plan” means this Barrett Business Services, Inc., 2015 Stock Incentive Plan, as set forth in this document and as it may be amended from time to time.

“Reporting Person” means a Participant who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

“Restricted Award” means a Restricted Share or a Restricted Unit granted pursuant to Article 9 of the Plan.

“Restricted Share” means an Award described in Section 9.1(a) of the Plan.

“Restricted Unit” means an Award of units representing Shares described in Section 9.1(b) of the Plan.

“Restriction” means a provision in the Plan or in an Award Agreement that limits the exercisability or transferability, or governs the forfeiture, of an Award or the Shares, cash, or other property payable pursuant to an Award.

“Restriction Period” means a designated period pursuant to the provisions of Section 9.3 of the Plan.

“Retirement” means:

(a) For Participants who are employees, retirement from active employment with Corporation and its Subsidiaries on or after age 65, or such earlier retirement date as approved by the Committee for purposes of the Plan;

(b) For Participants who are Non-Employee Board Directors or Non-Employee Subsidiary Directors, retirement from the applicable board of directors after attaining the maximum age (if any) specified in the charter or bylaws of the applicable corporation; or

(c) For Participants who are Consultants, termination of service as a Consultant after attaining a retirement age specified by the Committee for purposes of an Award to such Consultant.

However, the Committee may change the foregoing definition of “Retirement” or may adopt a different definition for purposes of specific Awards.

“Share” means a share of Common Stock.

“Stock Appreciation Right” or “SAR” means an Award to benefit from the appreciation of Common Stock granted pursuant to the provisions of Article 8 of the Plan.

“Subsidiary” means a “subsidiary corporation” of Corporation, within the meaning of Section 425 of the Code, namely any corporation in which Corporation directly or indirectly controls 50 percent or more of the total combined voting power of all classes of stock having voting power.

“Vest,” “Vesting,” or “Vested” means:

(a) In the case of an Award that requires exercise, to be or to become immediately and fully exercisable and free of all Restrictions (other than Continuing Restrictions);

(b) In the case of an Award that is subject to forfeiture, to be or to become nonforfeitable, freely transferable, and free of all Restrictions (other than Continuing Restrictions);

(c) In the case of an Award that is required to be earned by attaining specified Performance Goals, to be or to become earned and nonforfeitable, freely transferable, and free of all Restrictions (other than Continuing Restrictions); or

(d) In the case of any other Award as to which payment is not dependent solely upon the exercise of a right, election, or option, to be or to become immediately payable and free of all Restrictions (except Continuing Restrictions).

2.2 Gender and Number. Except where otherwise indicated by the context, any masculine or feminine terminology used in the Plan also includes the opposite gender; and the definition of any term in Section 2.1 in the singular also includes the plural, and vice versa.

ARTICLE 3

ADMINISTRATION

3.1 General. The Plan will be administered by a Committee composed as described in Section 3.2.

3.2 Composition of the Committee. The Committee will be appointed by the Board and will consist of not less than a sufficient number of Non-Employee Board Directors so as to qualify the Committee to administer the Plan as contemplated by Section 162(m)(4)(C) of the Code and Rule 16b-3 under the Exchange Act. The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, will be filled by the Board. In the event that the Committee ceases to satisfy the requirements of Section 162(m)(4)(C) or Rule 16b-3, the Board will reconstitute the Committee as necessary to satisfy such requirements.

3.3 Authority of the Committee. The Committee has full power and authority (subject to such orders or resolutions as may be issued or adopted from time to time by the Board) to administer the Plan in its sole discretion, including the authority to:

(a) Construe and interpret the Plan and any Award Agreement;

(b) Promulgate, amend, and rescind rules and procedures relating to the implementation of the Plan;

(c) Select the employees, Non-Employee Board Directors, Non-Employee Subsidiary Directors, and Consultants who will be granted Awards;

(d) Determine the number and types of Awards to be granted to each such Participant;

(e) Determine the number of Shares, or Share equivalents, to be subject to each Award;

(f) Determine the Fair Market Value of Shares if no public market exists for such Shares;

(g) Determine the option price, purchase price, base price, or similar feature for any Award;

(h) Accelerate Vesting of Awards and waive any Restrictions; and

(i) Determine all the terms and conditions of all Award Agreements, consistent with the requirements of the Plan.

Decisions of the Committee, or any delegate as permitted by the Plan, will be final, conclusive, and binding on all Participants.

3.4 Action by the Committee. A majority of the members of the Committee will constitute a quorum for the transaction of business. Action approved by a majority of the members present at any meeting at which a quorum is present, or action in writing by all of the members of the Committee, will be the valid acts of the Committee.

3.5 Delegation. Notwithstanding the foregoing, the Board may delegate to a committee with a single member who is a director and may also be an executive officer of Corporation, the authority to determine the recipients, types, amounts, and terms of Awards granted to Participants who are not Reporting Persons.

3.6 Liability of Committee Members. No member of the Committee will be liable for any action or determination made in good faith with respect to the Plan, any Award, or any Participant.

3.7 Costs of Plan. The costs and expenses of administering the Plan will be borne by Corporation.

ARTICLE 4

DURATION OF THE PLAN AND SHARES SUBJECT TO THE PLAN

4.1 Duration of the Plan. The Plan is effective                 , 2015. Unless terminated by the Board on an earlier date, the Plan will remain in effect through May 27, 2020. Termination of the Plan will not affect outstanding Awards.

4.2 Shares Subject to the Plan. The shares which may be made subject to Awards under the Plan are Shares of Common Stock, which may be either authorized and unissued Shares or reacquired Shares. Subject to adjustment pursuant to Article 13, the maximum number of Shares for which Awards may be granted under the Plan is 1,000,000, of which the maximum aggregate number of Shares for which ISOs may be granted under the Plan is 900,000. If an Award under the Plan is canceled or expires for any reason prior to having been fully Vested or exercised by a Participant or is exchanged for other Awards, or is otherwise forfeited or terminated, all Shares covered by such Awards will be added back into the number of Shares available for future Awards under the Plan.

4.3 Reservation of Shares. Corporation, during the term of the Plan and any outstanding Awards, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

ARTICLE 5

ELIGIBILITY

Officers and other key employees of Corporation and its Subsidiaries (including employees who may also be directors of Corporation or a Subsidiary), Consultants, Non-Employee Board Directors, and Non-Employee Subsidiary Directors who, in the Committee’s judgment, are or will be contributors to the long-term success of Corporation, are eligible to receive Awards under the Plan.

ARTICLE 6

AWARDS

6.1 Types of Awards. The types of Awards that may be granted under the Plan are:

(a) Options governed by Article 7 of the Plan;

(b) Stock Appreciation Rights governed by Article 8 of the Plan;

(c) Restricted Awards governed by Article 9 of the Plan;

(d) Performance Share Awards governed by Article 10 of the Plan; and

(e) Other Stock-Based Awards or combination awards governed by Article 11 of the Plan.

In the discretion of the Committee, any Award may be granted alone, in addition to, or in tandem with other Awards under the Plan.

6.2 General. Subject to the limitations of the Plan, the Committee may cause Corporation to grant Awards to such Participants, at such times, of such types, in such amounts, for such periods, with such option prices, purchase prices, or base prices, and subject to such terms, conditions, limitations, and restrictions as the Committee, in its discretion, deems appropriate. Awards may be granted as additional compensation to a Participant or in lieu of other compensation to such Participant. A Participant may receive more than one Award and more than one type of Award under the Plan. Performance Share Awards shall be earned solely upon attainment of Performance Goals, and the Committee shall have no discretion to increase such Awards.

6.3 Nonuniform Determinations. The Committee’s determinations under the Plan or under one or more Award Agreements, including, without limitation, (a) the selection of Participants to receive Awards, (b) the type, form, amount, and timing of Awards, (c) the terms of specific Award Agreements, and (d) elections and determinations made by the Committee with respect to exercise or payments of Awards, need not be uniform and may be made by the Committee selectively among Participants and Awards, whether or not Participants are similarly situated.

6.4 Award Agreements. Each Award will be evidenced by a written agreement (an “Award Agreement”) between Corporation and the Participant. Award Agreements may, subject to the provisions of the Plan, contain any provision approved by the Committee.

6.5 Provisions Governing All Awards. All Awards are subject to the following provisions:

(a) Alternative Awards. If any Awards are designated in their Award Agreements as alternative to each other, the exercise of all or part of one Award will automatically cause an immediate equal (or pro rata) corresponding termination of the other alternative Award or Awards.

(b) Rights as Stockholders. No Participant will have any rights of a stockholder with respect to Shares subject to an Award until such Shares are issued in the name of the Participant.

(c) Employment Rights. Neither the adoption of the Plan nor the granting of any Award confers on any person the right to continued employment with Corporation or any Subsidiary or the right to remain as a director of or a Consultant to Corporation or any Subsidiary, as the case may be, nor does it interfere in any way with the right of Corporation or a Subsidiary to terminate such person’s employment or to remove such person as a Consultant or as a director at any time for any reason, or for no reason, with or without cause.

(d) Restriction on Transfer. Unless otherwise expressly provided in an individual Award Agreement, each Award (other than Restricted Shares after they Vest) will not be transferable other than by will or the laws of descent and distribution and each Award will be exercisable (if exercise is required), during the lifetime of the Participant, only by the Participant or, in the event the Participant becomes legally incompetent, by the Participant’s guardian or legal representative. Notwithstanding the foregoing, the Committee, in its discretion, may provide in any Award Agreement that the Award:

•	May be freely transferred;

•	May be freely transferred to a class of transferees specified in the Award Agreement; or

•	May be transferred, but only subject to any terms and conditions specified in the Award Agreement (including, without limitation, a condition that an Award may only be transferred without payment of consideration).

Furthermore, notwithstanding the foregoing, any Award Agreement may provide that the Award or the Shares subject to the Award may be surrendered to Corporation pursuant to Section 6.5(h) in connection with the payment of the purchase or option price of another Award or the payment of the Participant’s federal, state, or local tax withholding obligation with respect to the exercise or payment of another Award.

(e) Termination of Employment. The terms and conditions under which an Award may be exercised, if at all, after a Participant’s termination of employment or service as a Non-Employee Board Director, Non-Employee Subsidiary Director, or Consultant will be determined by the Committee and specified in the applicable Award Agreement.

(f) Change in Control. The Committee, in its discretion, may provide in any Award Agreement that:

(i) In the event of a change in control of Corporation (as the Committee may define such term in the Award Agreement), all or a specified portion of the Award (to the extent then outstanding) will become immediately Vested in full to the extent not previously Vested. Any such acceleration of Award Vesting must comply with applicable statutory and regulatory requirements and any Participant will be entitled to decline the accelerated Vesting of all or any portion of his or her Award, if he or she determines that such acceleration may result in adverse tax consequences to him or her; and

(ii) In the event the Board approves a proposal for: (i) a merger, exchange or consolidation transaction in which Corporation is not the resulting or surviving corporation (or in which Corporation is the resulting or surviving corporation but becomes a subsidiary of another corporation); (ii) the transfer of all or substantially all the assets of Corporation; (iii) a sale of 40 percent or more of the combined voting power of Corporation’s voting securities; or (iv) the dissolution or liquidation of Corporation (each, a “Transaction”), the Committee will notify Participants in writing of the proposed Transaction (the “Proposal Notice”) at least 30 days prior to the effective date of the proposed Transaction. The Committee may, in its sole discretion, and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding Awards under the Plan:

(A) The Committee may provide that outstanding Awards will be converted into or replaced by Awards of a similar type in the stock of the surviving or acquiring corporation in the Transaction. The amount and type of securities subject to and the exercise price (if applicable) of the replacement or converted Awards will be determined by the Committee based on the exchange ratio, if any, used in determining shares of the surviving corporation to be issued to holders of Shares of Corporation. If there is no exchange ratio in the Transaction, the Committee will, in making its determination, take into account the relative values of the companies involved in the Transaction and such other factors as the Committee deems relevant. Such replacement or converted Awards will continue to Vest over the period (and at the same rate) as the Awards which the replacement or converted Awards replaced, unless determined otherwise by the Committee;

(B) The Committee may provide a 30-day period prior to the consummation of the Transaction during which all outstanding Awards will tentatively become fully Vested, and upon consummation of such Transaction, all outstanding and unexercised Awards will immediately terminate. If the Committee elects to provide such 30-day period for the exercise of Awards, the Proposal Notice must so state. Participants, by written notice to Corporation, may exercise their Awards and, in so exercising the Awards, may condition such exercise upon, and provide that such exercise will become effective immediately prior to, the consummation of the Transaction, in which event Participants need not make payment for any Common Stock to be purchased upon exercise of an Award until five days after written notice by Corporation to the Participants that the Transaction has been consummated (the “Transaction Notice”). If the Transaction is consummated, each Award, to the extent not previously exercised prior to the consummation of the Transaction, will terminate and cease being exercisable as of the effective date of such consummation. If the Transaction is abandoned, (1) all outstanding Awards not exercised will continue to be Vested and exercisable, to the extent such Awards were Vested and exercisable prior to the date of the Proposal Notice, and (2) to the extent that any Awards not exercised prior to such abandonment have become Vested and exercisable solely by operation of this Section 6.5(f)(ii), such Vesting and exercisability will be deemed annulled, and the Vesting and exercisability provisions otherwise in effect will be reinstituted, as of the date of such abandonment; or

(C) The Committee may provide that outstanding Awards that are not fully Vested will become fully Vested subject to Corporation’s right to pay each Participant a cash amount (determined by the Committee and based on the amount, if any, being received by Corporation’s stockholders in the Transaction) in exchange for cancellation of the applicable Award.

Unless the Committee specifically provides otherwise in the change in control provision for a specific Award Agreement, Awards will become Vested as of a change in control date only if, or to the extent, such acceleration in the Vesting of the Awards does not result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code. The Committee, in its discretion, may include change in control provisions in some Award Agreements and not in others, may include different change in control provisions in different Award Agreements, and may include change in control provisions for some Awards or some Participants and not for others.

(g) Conditioning or Accelerating Benefits. The Committee, in its discretion, may include in any Award Agreement a provision conditioning or accelerating the Vesting of an Award or the receipt of benefits pursuant to an Award, either automatically or in the discretion of the Committee, upon the occurrence of specified events, including without limitation, a change in control of Corporation (subject to the foregoing paragraph (f)), a sale of all or substantially all of the property and assets of Corporation, or an event of the type described in Article 13 of this Plan.

(h) Payment of Purchase Price and Withholding. The Committee, in its discretion, may include in any Award Agreement a provision permitting the Participant to pay the purchase or option price, if any, for the Shares or other property issuable pursuant to the Award, or the Participant’s federal, state, or local tax withholding obligations with respect to such issuance, in whole or in part, by one or more of the following methods; provided, however, that the availability of any one or more methods of payment may be suspended from time to time if the Committee determines that the use of such payment method would result in adverse financial accounting treatment for Corporation or adverse tax treatment for Corporation or Participants:

(i) By delivering cash or a check;

(ii) By delivering previously owned Shares (including Restricted Shares, whether or not Vested);

(iii) By surrendering other outstanding Vested Awards under the Plan denominated in Shares or in Share equivalent units;

(iv) By reducing the number of Shares or other property otherwise Vested and issuable pursuant to the Award;

(v) Unless specifically prohibited by any applicable statute or rule, including, without limitation, the provisions of the Sarbanes-Oxley Act of 2002, by delivering to Corporation a promissory note payable on such terms and over such period as the Committee may determine;

(vi) In the event Shares are publicly traded, by delivery (in a form approved by the Committee) of an irrevocable direction to a securities broker acceptable to the Committee (subject to the provisions of the Sarbanes-Oxley Act of 2002 and any other applicable statute or rule):

(A) To sell Shares subject to the Award and to deliver all or a part of the sale proceeds to Corporation in payment of all or a part of the option or purchase price and taxes or withholding taxes attributable to the issuance; or

(B) To pledge Shares subject to the Award to the broker as security for a loan and to deliver all or a part of the loan proceeds to Corporation in payment of all or a part of the option or purchase price and taxes or withholding taxes attributable to the issuance; or

(vii) In any combination of the foregoing or in any other form approved by the Committee.

If Restricted Shares are surrendered in full or partial payment of the purchase or option price of Shares issuable under an Award, a corresponding number of the Shares issued upon exercise of the Award will be Restricted Shares subject to the same Restrictions as the surrendered Restricted Shares. Shares withheld or surrendered as described above will be valued based on their Fair Market Value on the date of the transaction. Any Shares withheld or surrendered with respect to a Reporting Person will be subject to such additional conditions and limitations as the Committee may impose to comply with the requirements of the Exchange Act.

(i) Reporting Persons. With respect to all Awards granted to Reporting Persons, the following limitations will apply only if or to the extent required by Rule 16b-3 under the Exchange Act, unless the Award Agreement provides otherwise:

(i) Awards requiring exercise will not be exercisable until at least six months after the date the Award was granted, except in the case of the death or Disability of the Participant; and

(ii) Shares issued pursuant to any other Award may not be sold by the Participant for at least six months after acquisition, except in the case of the death or Disability of the Participant.

Award Agreements for Awards to Reporting Persons must also comply with any future restrictions imposed by such Rule 16b-3.

(j) Service Periods. At the time of granting an Award, the Committee may specify, by resolution or in the Award Agreement, the period or periods of service performed or to be performed by the Participant in connection with the grant of the Award.

(k) Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that Corporation is required to adopt pursuant to the listing standards of any national securities exchange or association on which Corporation’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, including the Sarbanes-Oxley Act of 2002. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate, including without limitation in the event the Participant accepts employment with a competitor of Corporation or otherwise competes with Corporation. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with Corporation or a Subsidiary.

6.6 Performance Goals.

(a) In the event an Award is intended to be performance-based, the Committee will establish Performance Goals for each Performance Period on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select. Unless otherwise permitted under Code Section 162(m), the Committee shall establish the Performance Goal(s) applicable to each Award intended to be performance-based in writing no later than the earlier of (a) the date 90 days after the commencement of the applicable Performance Period or (b) the date on which 25% of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Performance Goal(s) remains substantially uncertain. Performance Goals may be based on (i) performance criteria for the Corporation, a subsidiary, or an operating group, (ii) the performance of a business unit of the Corporation, (iii) a Participant’s individual performance, or (iv) a combination of the three. Performance Goals may include objective and subjective criteria. Except with respect to goals set pursuant to Section 6.6(b), during any Performance Period, the Committee may adjust the Performance Goals for such Performance Period as it deems equitable in recognition of unusual or nonrecurring events affecting the Corporation, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

(b) The Performance Goals for Performance Shares or Restricted Awards granted to executive officers of Corporation may relate to corporate performance, business unit performance, individual performance, or a combination of the three.

(i) Corporate Performance Goals will be based on financial performance goals related to the performance of Corporation as a whole and may include one or more measures related to gross or net revenues, earnings, profitability, cash flow (including measures such as Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)), efficiency, market share, gross margin, return to stockholders (such as earnings per share), stock price, revenue growth, return on equity, return on assets or return on invested capital, or other measures whether expressed as absolute amounts, ratios, or percentages of other amounts.

(ii) Business unit Performance Goals will be based on a combination of financial goals and strategic goals related to the performance of an identified business unit for which a Participant has responsibility. Strategic goals for a business unit may include one or a combination of objective factors relating to success in implementing strategic plans or initiatives, introducing products or services, establishing new branches, identifying or completing potential acquisitions, limiting losses or containing risks, or other identifiable objectives. Financial goals for a business unit may include the degree to which the business unit achieves one or more objective measures related to its gross or net revenues, earnings, profitability, efficiency, gross margin, return on equity, or return on assets.

(iii) Any corporate or business unit Performance Goals may be expressed as absolute amounts or as ratios or percentages. Success may be measured against various standards, including budget targets, improvement over prior periods, and performance relative to other companies, business units, or industry groups.

(iv) Individual Performance Goals will measure success in developing and implementing particular tasks assigned to an individual Participant. Individual Performance Goals will naturally vary depending upon the responsibilities of individual Participants and may include, without limitation, goals related to success in developing and implementing particular management plans or systems, reorganizing departments, establishing business relationships, or resolving identified problems.

(c) Prior to the payment of any Award intended to be performance-based, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied.

ARTICLE 7

OPTIONS

7.1 Types of Options. Options granted under the Plan may be in the form of Incentive Stock Options or Nonqualified Options. The grant of each Option and the Award Agreement governing each Option will identify the Option as an ISO or an NQO. In the event the Code is amended to provide for tax-favored forms of stock options other than or in addition to Incentive Stock Options, the Committee may grant Options under the Plan meeting the requirements of such forms of options. ISOs may not be awarded unless the Plan is approved by stockholders within 12 months of adoption of the Plan.

7.2 General. All Options will be subject to the terms and conditions set forth in Article 6 and this Article 7 and Award Agreements governing Options may contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee deems desirable.

7.3 Option Price. Each Award Agreement for Options will state the option exercise price per Share of Common Stock purchasable under the Option, which may not be less than 100 percent of the Fair Market Value of a Share on the date of grant for all Options.

7.4 Option Term. The Award Agreement for each Option will specify the term of each Option, which may be unlimited or may have a specified period during which the Option may be exercised, as determined by the Committee; provided, however, that no ISO may be exercisable after the expiration of ten years from the date such ISO is granted.

7.5 Time of Exercise. The Award Agreement for each Option will specify, as determined by the Committee:

(a) The time or times when the Option becomes exercisable and whether the Option becomes exercisable in full or in graduated amounts based on: (i) continuation of employment over a period specified in the Award Agreement, (ii) satisfaction of Performance Goals or other criteria specified in the Award Agreement, or (iii) a combination of continuation of employment and satisfaction of Performance Goals or other criteria;

(b) Such other terms, conditions, and restrictions as to when the Option may be exercised as determined by the Committee; and

(c) The extent, if any, to which the Option will remain exercisable after the Participant ceases to be an employee, Consultant, or director of Corporation or a Subsidiary.

An Award Agreement for an Option may, in the discretion of the Committee, provide whether, and to what extent, the time when an Option becomes exercisable may be accelerated or otherwise modified (i) in the event of the death, Disability, or Retirement of the Participant, or (ii) upon the occurrence of a change in control of Corporation. The Committee may, at any time in its discretion, accelerate the time when all or any portion of an outstanding Option becomes exercisable.

7.6 Special Rules for Incentive Stock Options. In the case of an Option designated as an Incentive Stock Option, the terms of the Option and the Award Agreement will conform with the statutory and regulatory requirements specified pursuant to Section 422 of the Code, as in effect on the date such ISO is granted, including but not limited to the following requirements:

(a) Limited to Employees. ISOs may be granted only to employees of Corporation or a Subsidiary;

(b) Term of ISO. ISOs may not remain exercisable after the expiration of 10 years from its grant date;

(c) Ten Percent Stockholders. In the case of any ISO granted to a Participant who, as of the date of grant, possesses more than 10 percent of the total combined voting power of all classes of stock of Corporation or any parent or Subsidiary of Corporation, the option exercise price may not be less than 110 percent of the Fair Market Value of a Share on the date of grant and the ISO may not remain exercisable after the expiration of five years from its grant date; and

(d) $100,000 Annual Limitation. In the event that Options intended to be ISOs are granted to a Participant in excess of the $100,000 annual limitation set forth in Code Section 422(d)(1), the Options will be bifurcated so that the Options will be ISOs to the maximum extent allowable under that limitation and will be NQOs as to any excess over that limitation.

7.7 Restricted Shares. In the discretion of the Committee, the Shares issuable upon exercise of an Option may have restrictions similar to Restricted Awards if so provided in the Award Agreement for the Option.

7.8 Limitation on Number of Shares Subject to Options. In no event may Options for more than 200,000 Shares be granted to any individual under the Plan during any calendar year. To the extent required by Section 162(m) of the Code, if any Option is canceled, the canceled Option shall continue to be counted against the maximum number of Shares for which Options may be granted to an individual under the Plan.

ARTICLE 8

STOCK APPRECIATION RIGHTS

8.1 General. Stock Appreciation Rights are subject to the terms and conditions set forth in Article 6 and this Article 8 and Award Agreements governing Stock Appreciation Rights may contain such additional terms and conditions, not inconsistent with the express terms of the Plan, as the Committee deems desirable.

8.2 Nature of Stock Appreciation Right. A Stock Appreciation Right is an Award entitling a Participant to receive an amount equal to the excess (or, if the Committee determines at the time of grant, a portion of the excess) of the Fair Market Value of a Share of Common Stock on the date of exercise of the SAR over the base price, as described below, on the date of grant of the SAR, multiplied by the number of Shares with respect to which the SAR is being exercised. The base price will be designated by the Committee in the Award Agreement for the SAR and may be the Fair Market Value of a Share on the grant date of the SAR or such other higher price as the Committee determines. The base price may not be less than the Fair Market Value of a Share on the grant date of the SAR.

8.3 Exercise. A Stock Appreciation Right may be exercised by a Participant in accordance with procedures established by the Committee. The Committee may also provide that a SAR will be automatically exercised on one or more specified dates or upon the satisfaction of one or more specified conditions. In the case of SARs granted to Reporting Persons, exercise of the SARs will be limited by the Committee to the extent required to comply with the applicable requirements of Rule 16b-3 under the Exchange Act.

8.4 Form of Payment. Payment upon exercise of a Stock Appreciation Right may be made in cash, in Shares, in other property, or in any combination of the foregoing, or any other form as the Committee may determine.

8.5 Limitation on Number of Stock Appreciation Rights. In no event may more than 200,000 Stock Appreciation Rights be granted to any individual under the Plan during any calendar year. To the extent required by Section 162(m) of the Code, if any SAR is canceled, the canceled SAR shall continue to be counted against the maximum number of Shares for which SARs may be granted to an individual under the Plan.

ARTICLE 9

RESTRICTED AWARDS

9.1 Types of Restricted Awards. Restricted Awards granted under the Plan may be in the form of either Restricted Shares or Restricted Units.

(a) Restricted Shares. A Restricted Share is an Award of Shares to a Participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, a requirement that the Participant forfeit such Restricted Shares back to the Corporation upon termination of Participant’s employment (or service as a Non-Employee Board Director, Non-Employee Subsidiary Director, or Consultant) for specified reasons within a specified period of time or upon other conditions, including failure to achieve Performance Goals, as set forth in the Award Agreement for such Restricted Shares. Each Participant receiving Restricted Shares will be issued a stock certificate in respect of such Shares, registered in the name of such Participant, and will execute a stock power in blank with respect to the Shares evidenced by such certificate. The certificate evidencing such Restricted Shares and the stock power will be held in custody by the Corporation until the Restrictions have lapsed.

(b) Restricted Units. A Restricted Unit is an Award of units (with each unit having a value equivalent to one Share) granted to a Participant subject to such terms and conditions as the Committee deems appropriate, and may include a requirement that the Participant forfeit such Restricted Units upon termination of Participant’s employment (or service as a Non-Employee Board Director, Non-Employee Subsidiary Director, or Consultant) for specified reasons within a specified period of time or upon other conditions, including failure to achieve Performance Goals, as set forth in the Award Agreement for such Restricted Units. The Committee will set the terms and conditions of the Award Agreement so that the Restricted Unit Award will comply with or be exempt from Code Section 409A.

9.2 General. Restricted Awards are subject to the terms and conditions of Article 6 and this Article 9 and Award Agreements governing Restricted Awards may contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee deems desirable.

9.3 Restriction Period. Award Agreements for Restricted Awards will provide that the Shares subject to Restricted Awards may not be transferred, and may provide that, in order for a Participant to Vest in such Restricted Awards, the Participant must remain in the employment (or remain as a Non-Employee Board Director, Non-Employee Subsidiary Director, or Consultant) of Corporation or its Subsidiaries, subject to relief for reasons specified in the Award Agreement, for a period commencing on the grant date of the Award and ending on such later date or dates as the Committee may designate at the time of the Award (the “Restriction Period”). During the Restriction Period, a Participant may not sell, assign, transfer, pledge, encumber, or otherwise dispose of Shares received under a Restricted Award grant. The Committee, in its sole discretion, may provide for the lapse of restrictions in installments during the Restriction Period. Upon expiration of the applicable Restriction Period (or lapse of Restrictions during the Restriction Period where the Restrictions lapse in installments) the Participant will be entitled to settlement of the Restricted Award or portion thereof, as the case may be. Although Restricted Awards will typically Vest based on continued employment (or service as a Non-Employee Board Director, Non-Employee Subsidiary Director, or Consultant), the Committee, in its discretion, may condition Vesting of Restricted Awards on attainment of designated Performance Goals as well as continued employment (or service as a Non-Employee Board Director, Non-Employee Subsidiary Director, or Consultant). In such case, the Restriction Period for such a Restricted Award will include the period prior to satisfaction of the Performance Goals.

9.4 Forfeiture. If a Participant ceases to be an employee (or Consultant, Non-Employee Board Director, or Non-Employee Subsidiary Director) of Corporation or a Subsidiary during the Restriction Period for any reason other than reasons which may be specified in an Award Agreement (such as death, Disability, or Retirement), the Award Agreement may require that all non-Vested Shares previously granted to the Participant be forfeited and returned to Corporation.

9.5 Settlement of Restricted Awards.

(a) Restricted Shares. Upon Vesting of an Award of Restricted Shares, the restrictive stock legend on certificates for such Shares covering applicable Restrictions will be removed, the Participant’s stock power will be returned, and the Shares will no longer be Restricted Shares.

(b) Restricted Units. Upon Vesting of an Award of Restricted Units, a Participant is entitled to receive payment for Restricted Units in an amount equal to the aggregate Fair Market Value of the Shares covered by such Restricted Units at the expiration of the applicable Restriction Period. Payment in settlement of a Restricted Unit will be made as soon as practicable following the conclusion of the applicable Restriction Period in cash, in installments, in Restricted Shares or in unrestricted Shares equal to the number of Restricted Units or in any other manner or combination as the Committee, in its sole discretion, determines.

9.6 Rights as a Stockholder. A Participant has, with respect to unforfeited Shares received under an Award of Restricted Shares, all the rights of a stockholder of Corporation, including the right to vote the Shares and the right to receive any cash dividends. Stock dividends issued with respect to non-Vested Shares granted under a Restricted Award will be treated as additional Shares covered by the Restricted Award and will be subject to the same Restrictions. A Participant will have no rights as a stockholder with respect to an Award of Restricted Units until Shares are issued to the Participant in settlement of the Award.

9.7 Limitation in Number of Restricted Awards. The maximum number of Shares with respect to which Restricted Awards may be granted to any individual under the Plan during any calendar year is 100,000. To the extent required by Section 162(m) of the Code, if any Restricted Award is canceled, the canceled Restricted Award shall continue to be counted against the maximum number of Shares for which Restricted Awards may be granted to an individual under the Plan.

ARTICLE 10

PERFORMANCE SHARE AWARDS

10.1 General. Performance Share Awards are subject to the terms and conditions set forth in Article 6 and this Article 10 and Award Agreements governing Performance Share Awards may contain such additional terms and conditions, not inconsistent with the express terms of the Plan, as the Committee deems desirable.

10.2 Nature of Performance Shares. Each Performance Share shall represent the right of a Participant to receive an actual Share or Share unit having a value equal to one Share.

10.3 Performance Period. At the time of each Performance Share Award, the Committee shall establish, with respect to each such Award, a Performance Period during which performance shall be measured. There may be more than one Performance Share Award in existence at any one time, and Performance Periods may differ.

10.4 Performance Measures. Performance Shares shall be awarded to a Participant and earned contingent upon the attainment of Performance Goals established in accordance with Section 6.6.

10.5 Payment.

10.5.1 Following the end of the Performance Period, a Participant holding a Performance Share Award will be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Shares, based on the achievement of the Performance Goals for such Performance Period, as determined by the Committee.

10.5.2 Payment of Performance Shares shall be made in cash or Shares, as designated by the Committee in the Award Agreement. Payment shall be made in a lump sum or in installments and shall be subject to such other terms and conditions as shall be determined by the Committee. A Participant shall be paid with respect to the Participant’s Performance Shares no later than the last date that causes the payment to constitute a short-term deferral that is not subject to Section 409A, unless the Award Agreement includes terms that comply with Section 409A.

10.6 Limitation on Performance Units. The maximum number of Shares with respect to which Performance Shares may be granted to any individual under the Plan during any calendar year is 100,000.

ARTICLE 11

OTHER STOCK-BASED AND COMBINATION AWARDS

11.1 Other Stock-Based Awards. The Committee may grant other Awards under the Plan pursuant to which Shares are or may in the future be acquired, or Awards denominated in or measured by Share equivalent units, including Awards valued using measures other than the market value of Shares. Other Stock-Based Awards are not restricted to any specific form or structure and may include, without limitation, grants of unrestricted Shares, Share purchase warrants, other rights to acquire Shares, and securities convertible into or redeemable for Shares. Such Other Stock-Based Awards may be granted either alone, in addition to, or in tandem with, any other type of Award granted under the Plan.

11.2 Combination Awards. The Committee may also grant Awards under the Plan in tandem or combination with other Awards or in exchange of Awards, or in tandem or combination with, or as alternatives to, grants or rights under any other employee plan of Corporation, including the plan of any acquired entity. No action authorized by this section will reduce the amount of any existing benefits or change the terms and conditions thereof without the Participant’s consent.

ARTICLE 12

DIVIDEND EQUIVALENTS

Any Awards may, at the discretion of the Committee, earn dividend equivalents. In respect of any such Award which is outstanding on a dividend record date for Common Stock, the Participant may be credited with an amount equal to the amount of cash or stock dividends that would have been paid on the Shares covered by such Award, had such covered Shares been issued and outstanding on such dividend record date. The Committee will establish such rules and procedures governing the crediting of dividend equivalents, including the timing, form of payment, and payment contingencies of such dividend equivalents, as it deems appropriate or necessary.

ARTICLE 13

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, ETC.

13.1 Plan Does Not Restrict Corporation. The existence of the Plan and the Awards granted under the Plan will not affect or restrict in any way the right or power of the Board or the stockholders of Corporation to make or authorize any adjustment, recapitalization, reorganization, or other change in Corporation’s capital structure or its business, any merger or consolidation of Corporation, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting Corporation’s capital stock or the rights thereof, the dissolution or liquidation of Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

13.2 Mandatory Adjustment. In the event of any stock dividend, stock split, reverse stock split, recapitalization, reclassification, or other distribution of Corporation’s securities without the receipt of consideration by Corporation, of or on the Common Stock, the Committee shall make proportionate adjustments or substitution to the aggregate number and type of Shares for which Awards may be granted under the Plan, the maximum number and type of Shares which may be sold or awarded to any Participant, the number and type of Shares covered by each outstanding Award, and the base price or purchase price per Share in respect of outstanding Awards.

13.3 Adjustments by the Committee. In the event of any change in capitalization affecting the Common Stock of Corporation not described in Section 13.2 above, such proportionate adjustments, if any, as the Committee, in its sole discretion, may deem appropriate to reflect such change, will be made with respect to the aggregate number of Shares for which Awards in respect thereof may be granted under the Plan, the maximum number of Shares which may be sold or awarded to any Participant, the number of Shares covered by each outstanding Award, and the base price or purchase price per Share in respect of outstanding Awards. The Committee may also make such adjustments in the number of Shares covered by, and price or other value of, any outstanding Awards in the event of a spin-off or other distribution (other than normal cash dividends), of Corporation assets to stockholders.

ARTICLE 14

AMENDMENT AND TERMINATION

14.1 Amendment of Plan. The Board at any time, and from time to time, may amend or terminate the Plan; provided that the Plan will terminate on May 27, 2020, if not terminated by the Board on an earlier date. Except as provided in Article 13, no amendment shall be effective unless approved by the stockholders of the Corporation to the extent stockholder approval is required to satisfy any applicable law or securities exchange listing requirements. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on stockholder approval.

14.2 Stockholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

14.3 Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide Participants with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Code Section 409A or to bring the Plan or Awards granted under it into compliance therewith.

14.4 No Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (a) the Corporation requests the consent of the Participant and (b) the Participant consents in writing. However, an amendment of the Plan that results in a cancellation of an Award where the Participant receives a payment equal in value to the fair market value of the vested Award or, in the case of an Option, the difference between the Fair Market Value and the exercise price for all Shares subject to the Option, shall not be an impairment of the Participant’s rights that requires consent of the Participant.

14.5 Amendment of Awards. Subject to Section 14.6, the Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award or creates or increases a Participant’s federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant’s consent (provided, however, a cancellation of an Award where the Participant receives a payment equal in value to the fair market value of the vested Award or, in the case of vested Options, the difference between the Fair Market Value of the Shares subject to an Option and the exercise price, shall not constitute an impairment of the Participant’s rights that requires consent).

14.6 No Repricings or Underwater Buyouts. Except for adjustments made pursuant to Article 13, without the prior approval of the Corporation’s stockholders, no Option or SAR granted under the Plan may:

14.6.1 be amended to decrease the exercise price (in the case of an Option) or base price (in the case of a SAR),

14.6.2 be cancelled in exchange for the grant of any new Option or SAR with a lower exercise or base price or any other new Award, or

14.6.3 otherwise be subject to any action that would be treated under accounting rules or otherwise as a “repricing” of such Option or SAR (including a cash buyout or voluntary surrender/subsequent regrant of an underwater Option or SAR).

ARTICLE 15

MISCELLANEOUS

15.1 Tax Withholding. Corporation has the right to deduct from any settlement of any Award under the Plan, including the delivery or Vesting of Shares or Awards, any federal, state, or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary in the opinion of Corporation to satisfy all obligations for the payment of such taxes. The recipient of any payment or distribution under the Plan has the obligation to make arrangements satisfactory to Corporation for the satisfaction of any such tax withholding obligations. Corporation will not be required to make any such payment or distribution under the Plan until such obligations are satisfied.

15.2 Unfunded Plan. The Plan will be unfunded and Corporation will not be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of Corporation to any person with respect to any Award under the Plan will be based solely upon any contractual obligations that may be effected pursuant to the Plan. No such obligation of Corporation will be deemed to be secured by any pledge of, or other encumbrance on, any property of Corporation.

15.3 Payments to Trust. The Committee is authorized to cause to be established a trust agreement or several trust agreements whereunder the Committee may make payments of amounts due or to become due to Participants in the Plan.

15.4 Fractional Shares. No fractional Shares of Common Stock will be issued or delivered under the Plan or any Option and Options granted under the Plan will not be exercisable with respect to fractional Shares. In lieu of such fractional Shares, the Corporation will pay an amount in cash equal to the same fraction using the Fair Market Value of a Share of Common Stock.

15.5 Annulment of Awards. Any Award Agreement may provide that the grant of an Award payable in cash is revocable until cash is paid in settlement thereof or that grant of an Award payable in Shares is revocable until the Participant becomes entitled to the certificate in settlement thereof. In the event a Participant’s employment (or service as a Non-Employee Board Director, Non-Employee Subsidiary Director, or Consultant) terminates for cause (as defined below), any Award which is revocable will be annulled as of the date of such termination for cause. For the purpose of this Section 15.5, the term “for cause” has the meaning set forth in the Participant’s employment agreement, if any, or otherwise means any discharge (or removal) for material or flagrant violation of the policies and procedures of Corporation or for other performance or conduct which is materially detrimental to the best interests of Corporation, as determined by the Committee.

15.6 Engaging in Competition With Corporation. Any Award Agreement may provide that, if a Participant terminates employment (or service as a Non-Employee Board Director, Non-Employee Subsidiary Director, or Consultant) with Corporation or a Subsidiary for any reason whatsoever, and within a period of time (as specified in the Award Agreement) after the date thereof accepts employment with any competitor of (or otherwise engages in competition with) Corporation, the Committee, in its sole discretion, may require such Participant to return to Corporation the economic value of any Award that is realized or obtained (measured at the date of exercise, Vesting, or payment) by such Participant at any time during the period beginning on the date that is six months prior to the date of such Participant’s termination of employment (or service as a Non-Employee Board Director, Non-Employee Subsidiary Director, or Consultant) with Corporation.

15.7 Other Corporation Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan are not to be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination indemnity or severance pay law of any state or country and will not be included in, or have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by Corporation or a Subsidiary unless expressly so provided by such other plan or arrangements, or except where the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of cash compensation. Awards under the Plan may be made in combination with or in tandem with, or as alternatives to, grants, awards, or payments under any other Corporation or Subsidiary plans, arrangements, or programs. The Plan notwithstanding, Corporation or any Subsidiary may adopt such other compensation programs and additional compensation arrangements as it deems necessary to attract, retain, and reward employees and directors for their service with Corporation and its Subsidiaries.

15.8 Securities Law Restrictions. No Shares may be issued under the Plan unless counsel for Corporation is satisfied that such issuance will be in compliance with applicable federal and state securities laws. Certificates for Shares delivered under the Plan may be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or registered securities association upon which the Common Stock is then listed or quoted, and any applicable federal or state securities laws. The Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

15.9 Continuing Restriction Agreement. Each Participant will, if requested by Corporation and as a condition to issuance of Shares under the Plan upon an Award or exercise of an Award granted under the Plan that results in the issuance of Shares, become a party to and be bound by a stock restriction or other agreement with Corporation containing restrictions on transfer of Shares, including a right of first refusal for the benefit of Corporation, a market stand-off provision, and such other terms as Corporation may reasonably require.

15.10 Governing Law. Except with respect to references to the Code or federal securities laws, the Plan and all actions taken thereunder will be governed by and construed in accordance with the laws of the state of Maryland, without regard to principles of conflicts of laws.

As approved by the stockholders of Barrett Business Services, Inc., on                     , 2015

BARRETT BUSINESS SERVICES, INC.
IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 PM, Eastern Time, on May 26, 2015.
Vote by Internet
• Go to www.investorvote.com/BBSI
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR Items 1, 2, 3 and 4.
1. To elect six directors to a one-year term.
01 - Thomas J. Carley
04 - Roger L. Johnson
For Against Abstain
02 - Michael L. Elich
05 - Jon L. Justesen
For Against Abstain
03 - James B. Hicks, Ph.D.
06 - Anthony Meeker
For Against Abstain
2. Approval of the Company’s 2015 Stock Incentive Plan.
4. Advisory vote to approve executive compensation.
For Against Abstain
3. Ratification of selection of Moss Adams LLP as our independent registered public accounting firm for 2015.
5. To vote in accordance with their best judgment upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.
For Against Abstain
B Non-Voting Items
Change of Address — Please print new address below.
Comments — Please print your comments below.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Date (mm/dd/yyyy) — Please print date below.
Signature 1 — Please keep signature within the box.
Signature 2 — Please keep signature within the box.
1UPX
022FHA

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2014 Annual Report to Stockholders are available at: http://BarrettBusinessServices.investorroom.com
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
Proxy — BARRETT BUSINESS SERVICES, INC.
Annual Meeting of Stockholders — May 27, 2015
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Michael L. Elich and Jon L. Justesen, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side, all the shares of Common Stock of Barrett Business Services, Inc., which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held on Wednesday, May 27, 2015, at 2:00 p.m., or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.
THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE 2015 NOTICE OF ANNUAL MEETING AND ACCOMPANYING PROXY STATEMENT AND 2014 ANNUAL REPORT TO STOCKHOLDERS AND REVOKES ALL PRIOR PROXIES FOR SAID MEETING.
This proxy, when properly executed, will be voted in the manner directed by the stockholder. If no direction is indicated, the proxy will be voted FOR Items 1, 2, 3 and 4.
(Continued and to be marked, dated and signed, on the other side)